Exhibit 4.1

EXECUTION VERSION

AMC ENTERTAINMENT HOLDINGS, INC.

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE AND NOTES COLLATERAL AGENT

15%/17% CASH/PIK TOGGLE FIRST LIEN SECURED NOTES DUE 2026

INDENTURE

DATED AS OF JANUARY 15, 2021

i

ii

Exhibit A	Provisions Relating to Initial Notes

Appendix I to Exhibit A	Form of Initial Notes

Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit C	Form of Certificate to Be Delivered in Connection with Transfers to Institutional Accredited Investors

Exhibit D	Form of Supplemental Indenture to Add Guarantors

Exhibit E	Form of Security Agreement

iii

INDENTURE dated as of January 15, 2021, among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the “Company”), the Guarantors party hereto from time to time and U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Notes Collateral Agent”).

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of (i) the Company’s 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 issued on the date hereof (the “Initial Notes”) and the guarantees thereof by certain of the Company’s subsidiaries and (ii) if and when issued, an unlimited principal amount of additional notes that may be offered from time to time in one or more series subsequent to the Issue Date as provided for in this Indenture (the “Additional Notes”) and the guarantees thereof by certain of the Company’s subsidiaries:

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01.         Definitions.

“2024/2026 Subordinated Note Indenture” means the Indenture dated as of November 8, 2016 pursuant to which the 2024 Subordinated Sterling Notes and the 2026 Subordinated Dollar Notes were issued between the Company, the guarantors party thereto and, U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 4.06(d).

“2024 Subordinated Sterling Notes” means the Company’s 6.375% Senior Subordinated Notes due 2024 issued pursuant to the 2024/2026 Subordinated Note Indenture in the original principal amount of £250,000,000 and any additional notes denominated in pounds sterling issued pursuant to the 2024/2026 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2024/2026 Subordinated Note Indenture.

“2025 Subordinated Notes” means the Company’s 5.75% Senior Subordinated Notes due 2025 issued pursuant to the 2025 Subordinated Note Indenture in the original principal amount of $600,000,000 and any additional notes issued pursuant to the 2025 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2025 Subordinated Note Indenture.

“2025 Subordinated Note Indenture” means the Indenture dated as of June 5, 2015 pursuant to which the 2025 Subordinated Notes were issued between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 4.06(d).

“2026 Subordinated Dollar Notes” means the Company’ 5.875% Senior Subordinated Notes due 2026 issued pursuant to the 2024/2026 Subordinated Note Indenture in the original principal amount of $595,000,000 and any additional notes denominated in U.S. Dollars issued pursuant to the 2024/2026 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2024/2026 Subordinated Note Indenture.

“2027 Subordinated Note Indenture” means the Indenture dated as of March 17, 2017 pursuant to which the 2027 Subordinated Notes were issued between the Company, the guarantors party thereto and U.S. Bank National Association, as the trustee, as amended, supplemented or otherwise modified and in effect from time to time in accordance with Section 4.06(d).

“2027 Subordinated Notes” means the Company’s 6.125% Senior Subordinated Notes due 2027 issued pursuant to the 2027 Subordinated Note Indenture in the original principal amount of $475,000,000 and any additional notes issued pursuant to the 2027 Subordinated Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the 2027 Subordinated Note Indenture.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Additional First Lien Obligations” means the Obligations with respect to any Indebtedness permitted under this Indenture having First Lien Priority (but without regard to the control of remedies) relative to the Notes with respect to the Collateral other than the Credit Agreement Obligations, the Existing First Lien Notes Obligations, the First Lien Notes Obligations, the Silver Lake First Lien Notes Obligations and the Convertible Notes Obligations; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the First Lien Intercreditor Agreement (or entered into such other intercreditor agreement having substantially similar terms as the First Lien Intercreditor Agreement, taken as a whole).

“Additional First Lien Secured Parties” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Additional Junior Secured Parties” has the meaning given to such term in the First Lien/Second Lien Intercreditor Agreement.

“Adjusted Treasury Rate” means, (i) as of any redemption date, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to such redemption date (or in the case of satisfaction and discharge, two Business Days prior to the deposit with the Trustee or Paying Agent) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or the applicable information is not applicable thereon, any publicly available source of similar market data as selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to January 15, 2023 (if no maturity is within three months before or after January 15, 2023, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Premium” means, at any redemption date, the excess of (i) the present value at such redemption date of (a) the redemption price of the Notes on January 15, 2023 (as set forth in paragraph 6 of the reverse side of the Notes) plus (b) all required remaining scheduled interest payments (assuming, solely for purposes of calculating the Applicable Premium in the context of an Event of Default as provided for in Sections 6.02(d) and 6.02(e), that the Issuer has made a PIK Election with respect to each period for which such election is permissible) due on the Notes through January 15, 2023 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of the Notes on such redemption date. For the avoidance of doubt, the Default Rate shall not be used when calculating the Applicable Premium.

“Asset Sale” means:

(i) the sale, transfer, lease, license or other disposition of any asset of the Company or any of its Restricted Subsidiaries, including of any Equity Interest owned by it; or

(ii) the issuance by any Restricted Subsidiary of any additional Equity Interest in such Restricted Subsidiary (including, in each case, pursuant to a Delaware LLC Division) (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Company or a Restricted Subsidiary in compliance with clause (c) of the definition of “Permitted Investments”) (each of (i) and (ii), a “Disposition”);

in each case, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company and the Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

(b)           Dispositions of inventory and other assets in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision, for like property (excluding any boot thereon) for use in a Similar Business;

(d)           Dispositions of property to the Company or a Restricted Subsidiary (including as a result of a Delaware LLC Division);

(e)           (A) the Disposition of all or substantially all of the assets of the Company or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any Disposition that constitutes a Change of Control pursuant to this Indenture, (B) Permitted Investments, (C) Restricted Payments permitted by Section 4.06 or (D) Liens permitted by Section 4.07, in each case, other than by reference to this clause (e);

(f)            any issuance, sale, pledge or other Disposition of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(g)           Dispositions of Cash Equivalents;

(h)           Dispositions of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) receivables and related assets pursuant to any Permitted Receivables Financing;

(i)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(j)            transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(k)           [reserved];

(l)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)           Dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Company and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or otherwise required by a Governmental Authority in connection with an acquisition permitted hereunder;

(n)           transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o)           Dispositions of property for Fair Market Value having an aggregate purchase price (i) not to exceed the greater of (A) $200,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period at the time of such Disposition with respect to Dispositions of property other than any interest in a European Subsidiary (or the assets thereof) and (ii) not to exceed $10,000,000 with respect to Dispositions of any interest in a European Subsidiary (or the assets thereof);

(p)           the sale or discount (with or without recourse) (including by way of assignment or participation) of other receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;

(q)           the unwinding of any Swap Obligations or Cash Management Obligations; and

(r)            Dispositions of any assets for not less than the Fair Market Value of (A) sales of Big Rapids 4 Theatre, Mesquite 10 Theatre, New Ulm 3 Theatre, Newnan 10 Theatre, Plaza 8 Theatre, Panama City 10 Theatre, Pines 1 Theatre, Narrows 8 Theatre, Vernon Hills 8 Theatre, Springfield 1 Theatre, Seth Childs 12 Theatre, vacant land adjacent to 19919 Lyndon B Johnson Fwy, Mesquite TX 75149 and (B) sale of interests in National CineMedia, LLC common units and National CineMedia, Inc. common shares.

“Available Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the Company or any Restricted Subsidiary to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on the Company or any Restricted Subsidiary.

“Available RP Capacity Amount” means, without duplication, the amount of Restricted Payments that may be made at the time of determination pursuant to Section 4.06(a)(B), clauses (vi), (viii), and (xii) of Section 4.06(b) minus the sum of the amount of the Available RP Capacity Amount utilized by Company or any Restricted Subsidiary to (a) make Restricted Payments in reliance on Section 4.06(a)(B), clauses (vi), (viii) and (xii) of Section 4.06(b), (b) make investments pursuant to clause (n) of the definition of “Permitted Investments” and (c) make payments with respect to any Junior Financing pursuant to Section 4.06(c)(iv).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Board of Directors” means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under this Indenture.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York, or the city in which the Trustee’s office is located are authorized or required to be closed, or, if no Note is outstanding, the city in which the Corporate Trust Office of the Trustee is located.

“Capital Lease Obligations” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018, subject to the proviso in the definition of GAAP; for the avoidance of doubt, any obligation relating to a lease that would have been accounted for by such Person as an operating lease as of December 31, 2018 shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on December 31, 2018, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of this Indenture.

“Cash Equivalents” means:

(a)           dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan, Pesos or such other currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Senior Credit Facilities or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)            repurchase agreements and reverse repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the lenders under the Senior Credit Facilities) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)            marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)            investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)           auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s and maturing within six months of the date of acquisition (or with interest rates or dividend yields that are re-set at least every 35 days);

(l)            qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity;

(m)          with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(n)           investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above.

“Cash Management Obligations” means obligations of the Company or any Restricted Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of, after the date of this Indenture, any of the following events:

(a)           any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

(b)           the adoption of a plan relating to the liquidation or dissolution of the Company; or

(c)           the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Notes Obligations.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to January 15, 2023, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to January 15, 2023.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for the redemption date.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)             total interest expense and, to the extent not reflected in such total interest expense, (A) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities, (C) cash dividend payments in respect of preferred stock (including any JV Preferred Equity Interests) and any Disqualified Equity Interests and (D) other items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiii) thereof,

(ii)            provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) other fees, taxes and expenses to maintain corporate existence,

(iii)           depreciation and amortization (including amortization of intangible assets, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs),

(iv)           other non-cash charges (including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purpose) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)            the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi)           (A) the amount of payments made to option, phantom equity or profits interest holders of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (B) the amount of fees, expenses and indemnities paid to directors, including of the Company or any direct or indirect parent thereof,

(vii)          losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,

(viii)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (d) below for any previous period and not added back,

(ix)            any costs or expenses incurred by the Company or any Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Proceeds of an issuance of Equity Interests of the Company (other than Disqualified Equity Interests),

(x)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, and

(xi)           expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,

plus

(b)           without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative and any Consolidated EBITDA attributable to any of the foregoing, in each case projected by the Company in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) (any such projected benefit, a “Projected Benefit”), including any Projected Benefit (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Company or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Company) with respect to any Specified Transaction, any restructuring, cost saving initiative or other initiative whether initiated before, on or after the Issue Date, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which Projected Benefit shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Projected Benefit had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such Projected Benefit is reasonably quantifiable and factually supportable, (B) no Projected Benefit shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Projected Benefit that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), (C) the share of any such Projected Benefit with respect to a joint venture that are to be allocated to the Company or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period and (D) the aggregate amount of Projected Benefits added pursuant to this clause (b) for any Test Period when taken together shall not exceed 5% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant transaction and determined after to giving effect to any Pro Forma Adjustments pursuant to this clause (b));

plus

(c) amount of Consolidated EBITDA (estimated in good faith by the Company) attributable to any completed New Project that has completed less than a full Test Period of operations, calculated on a Pro Forma Basis as though such New Project had been completed on the first day of the relevant Test Period;

less

(d)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)             non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)            the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II)           there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Company’s election only when and to the extent such operations are actually disposed of), including any division, product line, theatre, screen or other facility used for operations of the Company or any Restricted Subsidiary, which was closed for business or disposed of during such period (other than any theatre closed in the ordinary course of business within 120 days of lease expiration) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).

“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Notes) that is secured by a material portion of the Collateral on an equal or super priority basis (but without regard to the control of remedies) with Liens securing the Secured Notes Obligations (excluding, in any event, all Capital Lease Obligations and any subordinated Indebtedness) minus (b) Available Cash.

“Consolidated Interest Expense” means the sum of (a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Company and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) the amount of cash dividends or distributions made by the Company and the Restricted Subsidiaries in respect of JV Preferred Equity Interests and other preferred Equity Interests issued in accordance with Section 4.05(d), but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting, (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any pay-in-kind interest expense or other non-cash interest expenses and (xiii) any payments made in respect of any operating leases (as determined under GAAP as in effect on December 31, 2018).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)           extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions, costs incurred in connection with any New Project (including costs incurred in connection with unconsummated theatre acquisitions) and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to the closure or disposition of any theatre or a screen within a theatre, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof),

(b)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c)           Transaction Costs,

(d)           the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the Company or a Restricted Subsidiary thereof during such period,

(e)           any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)            any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g)           accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h)           all Non-Cash Compensation Expenses,

(i)            any income (loss) attributable to deferred compensation plans or trusts,

(j)            any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Company or any Restricted Subsidiary in respect of such investment),

(k)           any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l)            any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)          any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items,

(n)           any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o)           any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities), and

(p)           solely for the purpose of calculating Section 4.06(a)(B), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the any acquisition or Investment consummated prior to (or after) the Issue Date and any acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received, due or otherwise estimated in good faith to be received from business interruption insurance, liability or casualty events insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder (occurring prior to or after the Issue Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, as of any date of determination, (a) Consolidated Total Debt that is secured by a Lien on a material portion of the Collateral (excluding, in any event, all Capital Lease Obligations and any subordinated Indebtedness) minus (b) Available Cash.

“Consolidated Senior Debt” means, as of any date of determination, (a) Consolidated Total Debt (other than any Indebtedness that is expressly subordinated or junior in right of payment to any other Indebtedness) minus (b) Available Cash.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Company and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any acquisition or other Investment); provided, in determining the amount of Consolidated Total Debt for the purpose of this definition, the amount of Consolidated Total Debt consisting of a revolving line of credit shall be deemed to be the aggregate outstanding principal amount thereof on the last day of each fiscal quarter of the Company ending during the Test Period most recently ended on or prior to such date, divided by four (4).

“Consolidated Total Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Available Cash.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Collateral Agent” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Convertible Note Indenture” means the Indenture dated as of September 14, 2018 pursuant to which the Convertible Notes were issued between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“Convertible Notes” means the Company’s 2.95% Senior Convertible Notes due 2024 issued pursuant to the Convertible Notes Indenture in the original principal amount of $600,000,000 and any additional notes issued pursuant to the Convertible Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the Convertible Notes and any additional notes issued in exchange for the Convertible Notes to give effect to the Convertible Notes Amendment.

“Convertible Notes Amendment” means an amendment or exchange pursuant to which the maturity of the Convertible Notes is extended to May 1, 2026 and a first-priority lien on the Collateral is granted to the Convertible Notes Collateral Agent to secure the Convertible Notes Obligations.

“Convertible Notes Collateral Agent” means the collateral agent for holders of the Convertible Notes, together with its successors and permitted assigns under the Convertible Notes Indenture.

“Convertible Notes Obligations” means Obligations in respect of the Convertible Notes, the Convertible Notes Indenture, the Guarantees relating to the Convertible Notes and the security documents relating to the Convertible Notes.

“Converted Restricted Subsidiary” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 60 Livingston Avenue, St. Paul, MN 55107-1419, Attention: Donald T. Hurrelbrink1.

“Credit Agreement Obligations” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Credit Facilities” means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Senior Credit Facilities, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrate or similar official under any Bankruptcy Law or any other person with like powers.

“Default” means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

“Default Rate” shall mean a rate per annum equal to 200 basis points (2.0%) in excess of the interest rate otherwise applicable to the Notes.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.16.

“Discharge of First Lien Obligations” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its

1 U.S. Bank to confirm.

subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)            is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Notes and Secured Notes Obligations that are accrued and payable, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Company (or any direct or indirect parent thereof), the Company or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company (or any direct or indirect parent company thereof), the Company or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability and (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Offering” means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person’s common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person’s common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

“European Subsidiary” means AMC Theatres of UK Limited and AMC UK Holding Limited and each of their respective subsidiaries that conduct the European (including the United Kingdom, western Europe, and the Baltic and Nordic regions) theatrical exhibition operations of the Company as of March 31, 2020.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the dollar equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith, or, such Exchange Rate shall instead be the spot rate of exchange of the applicable issuing bank under the Senior Credit Facilities through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the applicable issuing bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means:

(1)           any fee-owned real property (i) that does not constitute a Material Real Property, (ii) located in a jurisdiction that imposes a mortgage recording tax or similar fee and/or (iii) located in an area determined by FEMA to have special flood hazards;

(2)           all leasehold interests in real property;

(3)           any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction);

(4)           any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Notes Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction;

(5)           margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than the Company or any Guarantor) under the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than the Company and Wholly Owned Subsidiaries that are Restricted Subsidiaries;

(6)           assets to the extent a security interest in such assets would result in material adverse tax consequences to the Company or one of its Subsidiaries as reasonably determined by the Company;

(7)           any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(8)           any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Company or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition;

(9)            in excess of 65% of the voting Equity Interests of (i) any Foreign Subsidiary or (ii) any FSHCO;

(10)          receivables and related assets (or interests therein) (a) sold to any Receivables Subsidiary or (b) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing;

(11)          commercial tort claims with a value of less than $15 million and letter-of-credit rights with a value of less than $15 million (except to the extent a security interest therein can be perfected by a UCC filing);

(12)         Vehicles and other assets subject to certificates of title;

(13)         any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof;

(14)         any and all assets and personal property owned or held by any Subsidiary that is not a Guarantor (including any Unrestricted Subsidiary);

(15)         any Equity Interest in Unrestricted Subsidiaries; and

(16)         any proceeds from any issuance of Indebtedness not prohibited to be incurred under this Indenture that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose.

“Excluded Contribution Amount” means a cumulative amount equal to (without duplication):

(a)           the Net Proceeds of new public or private issuances of Qualified Equity Interests in the Company or any parent of the Company which are contributed to (or received by) the Company after the Issue Date, plus

(b)           capital contributions received by the Company after the Issue Date in cash or Cash Equivalents (other than in respect of any Disqualified Equity Interest) and the Fair Market Value of any in-kind contributions, plus

(c)           the net cash proceeds received by the Company or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Issue Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d)           returns, profits, distributions and similar amounts received in cash or Cash Equivalents and the Fair Market Value of any in-kind amounts received by Company and the Restricted Subsidiaries on Investments made after the Issue Date using the Excluded Contribution Amount (not to exceed the amount of such Investments);

provided that the Excluded Contribution Amount shall not include any amounts used to incur Indebtedness pursuant to Section 4.05(b)(xxv), any amounts used to make Restricted Payments pursuant to Section 4.06(b)(vi) or any amounts used to make Investments pursuant to clause (q) of the definition of “Permitted Investments.”

“Excluded Subsidiary” means any of the following: (a) any Subsidiary that is not a wholly-owned subsidiary of the Company, (b) each Unrestricted Subsidiary, (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on April 22, 2019 or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Notes Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Subsidiary Guarantee, or for which the provision of a Subsidiary Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Company or one of its subsidiaries (as reasonably determined by the Company), (e) any direct or indirect Foreign Subsidiary, (f) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Company that is a CFC, (g) any FSHCO, (h) each Receivables Subsidiary and (i) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Company from time to time. For the avoidance of doubt, the Company shall not constitute an Excluded Subsidiary. A Subsidiary shall not be an Excluded Subsidiary if, and for so long as, it Guarantees any Indebtedness under the Senior Credit Facilities, the Second Lien Notes or any of the Existing Notes. Notwithstanding anything to the contrary in this Indenture or any other document, a Subsidiary that ceases to be a wholly owned Subsidiary of the Company as a result of (A) a transfer of its Equity Interests to any Affiliate of the Company or (B) a non-bona fide transaction shall not be deemed to be an Excluded Subsidiary by virtue of clause (a) of this definition of “Excluded Subsidiary.”

“Existing First Lien Notes” means the Company’s 10.500% Senior Secured Notes due 2025 issued pursuant to the Existing First Lien Notes Indenture in the original principal amount of $500,000,000 and any additional notes issued pursuant to the Existing First Lien Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as such initial Existing First Lien Notes.

“Existing First Lien Notes Collateral Agent” means the collateral agent for holders of the Existing First Lien Notes, together with its successors and permitted assigns under the Existing First Lien Notes Indenture.

“Existing First Lien Notes Indenture” means the Indenture dated as of April 24, 2020, pursuant to which the Existing First Lien Notes were issued, between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee and collateral agent, as amended, supplemented or otherwise modified and in effect from time to time.

“Existing First Lien Notes Obligations” means Obligations in respect of the Existing First Lien Notes, the Existing First Lien Notes Indenture, the subsidiary guarantees and the security documents relating to the Existing First Lien Notes.

“Existing Notes” means the Existing Subordinated Notes, the Existing First Lien Notes, the Convertible Notes, the First Lien Notes, the Silver Lake First Lien Notes and the Second Lien Notes.

“Existing Subordinated Notes” means the 2024 Subordinated Sterling Notes, the 2025 Subordinated Notes, the 2026 Subordinated Dollar Notes and the 2027 Subordinated Notes.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Company.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Lien Collateral Agent” means the collateral agent for the lenders and other secured parties under the Senior Credit Facilities, together with its successors and permitted assigns under the Senior Credit Facilities.

“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of April 24, 2020, among the Existing First Lien Notes Collateral Agent, the First Lien Collateral Agent, the Company and the Guarantors and any Additional First Lien Secured Parties from time to time party thereto giving effect to (i) the joinders thereto, each dated as of July 31, 2020, pursuant to which the Convertible Notes Collateral Agent, the Silver Lake First Lien Notes Collateral Agent and the First Lien Notes Collateral Agent became parties thereto and (ii) the joinder thereto, dated as of the Issue Date, pursuant to which the Notes Collateral Agent became a party thereto (as the same may be amended, restated, renewed, replaced or otherwise modified from time to time).

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“First Lien Notes” means the Company’s 10.500% Senior Secured Notes due 2026 issued pursuant to the First Lien Notes Indenture in the original aggregate principal amount of $200,000,000 and any additional notes issued after the Issue Date pursuant to the First Lien Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as such initial First Lien Notes.

“First Lien Notes Collateral Agent” means the collateral agent for holders of the First Lien Notes, together with its successors and permitted assigns under the First Lien Notes Indenture.

“First Lien Notes Indenture” means the Indenture dated as of July 31, 2020 pursuant to which the First Lien Notes were issued, between the Company, the guarantors party thereto and Glas Trust Company LLC, as the initial trustee and collateral agent, as amended, supplemented or otherwise modified and in effect from time to time.

“First Lien Notes Obligations” means Obligations in respect of the First Lien Notes, the First Lien Notes Indenture, the subsidiary guarantees and the security documents relating to the First Lien Notes.

“First Lien Obligations” means, collectively, (1) the Credit Agreement Obligations, (2) the Existing First Lien Notes Obligations, (3) the Convertible Notes Obligations, (4) the Secured Notes Obligations, (5) the First Lien Notes Obligations, (6) the Silver Lake First Lien Notes Obligations and (7) each Series of Additional First Lien Obligations.

“First Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral securing the Secured Notes Obligations (but without regard to control of remedies) and is subject to the First Lien Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” means the intercreditor agreement, dated as of July 31, 2020, among the Existing First Lien Notes Collateral Agent, the First Lien Collateral Agent, the Convertible Notes Collateral Agent, the Silver Lake First Lien Notes Collateral Agent, the First Lien Notes Collateral Agent, the Second Lien Notes Collateral Agent, the Company and the Guarantors and any Additional First Lien Secured Parties or Additional Junior Secured Parties from time to time party thereto giving effect to the joinder thereto, dated as of the Issue Date, pursuant to which the Notes Collateral Agent became a party thereto (as the same may be amended, restated, renewed, replaced or otherwise modified from time to time).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of the Company that has no material assets other than Equity Interests and/or Indebtedness in one or more direct or indirect Foreign Subsidiaries that are CFCs.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that the Company may elect, as evidenced by a written notice of the Company to the Trustee to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of any provision hereof, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Company or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness or other balance sheet items or income statement items under GAAP with respect to Capital Lease Obligations and any other leases shall be determined in accordance with the definition of Capital Lease Obligations and otherwise in accordance with GAAP as in effect on December 31, 2018 (and, in any event, shall exclude the impact on rent expense resulting from the adoption of ASC 842).

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning assigned to such term in the Security Agreement.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)           entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Company that provides a Subsidiary Guarantee on the Issue Date and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Guarantor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties, (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and (vii) any obligations under any operating leases (as determined under GAAP as in effect on December 31, 2018). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Company and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing Section 4.06(a)(B) or the Excluded Contribution Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing Section 4.06(a)(B) or the Excluded Contribution Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing Section 4.06(a)(B) or the Excluded Contribution Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Person retained. For purposes of the definition of “Permitted Investments,” if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Issue Date” means January 15, 2021.

“Junior Financing” means any Indebtedness of the Company or any Restricted Subsidiary in excess of $10,000,000 (other than any permitted intercompany Indebtedness owing to the Company or any Restricted Subsidiary) that is subordinated in right of payment to the Notes

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition or Investment not prohibited by this Indenture, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Management Investors” means current and/or former directors, officers, partners, members and employees of any Parent Entity, the Company and/or any of their respective subsidiaries who (directly or indirectly through one or more investment vehicles) held Equity Interests in the Company on April 22, 2019.

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Company and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Company and the Guarantors, taken as a whole, to perform their payment obligations under this Indenture or (c) the rights and remedies of the Holders.

“Material Real Property” means each fee owned parcel of real property owned by the Company or any Guarantor having a book value equal to or in excess of $15,000,000. For the purpose of determining the relevant value under this Indenture with respect to the preceding clause, such value shall be determined as of (a) the Measurement Date for real property owned as of the Measurement Date, (b) the date of acquisition for real property acquired after the Measurement Date or (c) the date on which the entity owning such real property becomes a Guarantor after the Measurement Date, in each case as reasonably determined by the Company.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Company for such quarter or that is designated by the Company as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Company for such quarter.

“Maturity Date” means the date specified in the Notes as the fixed date on which the principal of the Notes is due and payable.

“Measurement Date” means April 22, 2019.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Notes Obligations.

“Mortgaged Property” means each parcel of Material Real Property and the improvements thereon with respect to which a Mortgage shall be granted pursuant to Section 4.17.

“Multiplex” means any theatre owned by the Company or its Subsidiary which has ten or less screens for viewing movies.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Company and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of an Asset Sale (including pursuant to a Sale Leaseback or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Company and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Company and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Company and the Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Company or the Restricted Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by the Company and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Company at such time of Net Proceeds in the amount of such reduction.

“New Project” means (a) each facility, theatre or other project which is either a new facility, a new theatre or an expansion, renovation, relocation, remodeling or other improvement or modernization of an existing theatre or facility owned by a Company or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Not Otherwise Applied” means, with reference to Section 4.06(a)(B), Section 4.06(a)(B)(1) or the Excluded Contribution Amount, as applicable, that was not previously applied pursuant to clause (n) of the definition of “Permitted Investments,” Section 4.06(b)(viii) or Section 4.06(c)(iv).

“Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Notes under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Obligations” means any principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable state, federal or foreign law and including, for the avoidance of doubt, PIK Interest), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest.

“Odeon Credit Agreement” means that certain Revolving Credit Agreement dated as of December 7, 2017 between Odeon Cinemas Group Limited, Odeon Cinemas Limited, the guarantors party thereto, Lloyds Bank PLC, as the agent, security trustee and security agent, the lenders party thereto and the other parties party thereto, as amended, supplemented or otherwise modified.

“Officer” means the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, secretary or assistant secretary, or other similar officer, manager or a director of the Company or any Guarantor, as applicable, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion of counsel to the Company licensed in any State of the United States of America and applying the laws of such State or any other Person reasonably satisfactory to the Trustee.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” means the Credit Agreement, dated as of April 30, 2013, as amended by Amendment No. 1, dated as of December 11, 2015, Amendment No. 2, dated as of November 8, 2016, Amendment No. 3, dated as of May 9, 2017, Amendment No. 4, dated as of June 13, 2017 and Amendment No. 5, dated as of August 14, 2018, among the Company, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and the other parties thereto, as in effect immediately prior to April 22, 2019.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or a Restricted Subsidiary and another Person.

“Permitted Encumbrances” means:

(a)           Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)           Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e)           easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole;

(f)            Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 6.01(g);

(g)           Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Company or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 4.05;

(h)           rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)            Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Company or any of its subsidiaries.

“Permitted European Investment” means any retained Investment in a European Subsidiary (or any retained Investment in the assets or business operations of a European Subsidiary), which Investment results from the sale or transfer (including by way of merger, combination, asset sale or otherwise) of a portion of the ownership interests in one or more European Subsidiaries (or the assets thereof), provided that such sale or transfer of such ownership interests (or the assets thereof) was made (a) to a Person (or group of Persons) that was not at such time an Affiliate of the Company, (b) in compliance with Section 4.16 and (c) for consideration to the Company or any Restricted Subsidiary that is not in the form of First Lien Obligations.

“Permitted Holder” means (i) Wanda Group, (ii) Silver Lake, (iii) the Management Investors and their Permitted Transferees, and (iv) any “group” as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision of which any of the foregoing are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clauses (i), (ii) or (iii) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.

“Permitted Investments” means the following:

(a)           Investments that were Cash Equivalents at the time made;

(b)           loans or advances to officers, directors and employees of the Company and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Company in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of $10,000,000 and 1% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(c)           Investments (i) by the Company or any Restricted Subsidiary in any Guarantor (including as a result of a Delaware LLC Division), (ii) by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is also not a Guarantor, (iii) by the Company or any Restricted Subsidiary (including as a result of a Delaware LLC Division) (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by the Company or any Guarantor after the Issue Date in Restricted Subsidiaries that are not Guarantors in reliance on this clause (c) (other than any Investment made in a Restricted Subsidiary to fund an acquisition not prohibited by this Indenture) shall not exceed the greater of (A) $150,000,000 and (B) 22.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment; provided that the total amount of Investments pursuant to this clause (iii)(A) that are not in the form of cash and Cash Equivalents (including loans and contributions thereof) shall not exceed $10,000,000 and Investments pursuant to this clause (iii)(A) shall only be used by such Restricted Subsidiary to finance its operations, (B) in any Restricted Subsidiary that is not a Guarantor, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Guarantors (provided that any actual payment by a Guarantor on account of such Guarantee would constitute an Investment in such Restricted Subsidiary that is not a Guarantor at the time such payment is made), (iv) by the Company or any Restricted Subsidiary in Restricted Subsidiaries that are not Guarantors so long as such Investment is part of a series of substantially simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Guarantors and (v) by any Restricted Subsidiary in any Restricted Subsidiary that is not a Guarantor, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Guarantor so long as the Equity Interests (or, as applicable, at least 65% of the voting Equity Interests) of the transferee Restricted Subsidiary is pledged to secure the Secured Notes Obligations.

(d)           Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)           Investments consisting of extensions of trade credit in the ordinary course of business;

(f)            Investments (i) existing on the Issue Date or pursuant to any agreement or arrangement in effect as of the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Issue Date by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as otherwise permitted under this Indenture;

(g)           Investments in Swap Agreements permitted under Section 4.05;

(h)           promissory notes and other non-cash consideration received in connection with Asset Sales permitted under Section 4.16 or any other disposition not constituting an Asset Sale;

(i)            Investments in a Person if as a result of such Investment, (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person;

(j)            [reserved];

(k)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such parent) in accordance with Section 4.06;

(n)           other Investments and other acquisitions; (A) so long as at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (A) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (A) after the Issue Date (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the greater of $100,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, (B) so long as immediately after giving effect to any such Investment no Event of Default under Section 6.01(a), (b), (e) or (f) has occurred and is continuing, in an amount not to exceed the amount under Section 4.06(a)(B) that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, (C) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (D) in an amount not to exceed the Available RP Capacity Amount;

(o)           [reserved];

(p)           advances of payroll payments to employees in the ordinary course of business;

(q)           Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of the Company; provided that (i) such amounts used pursuant to this clause (q) shall not increase the Excluded Contribution Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Equity Interests of the Company shall otherwise be permitted pursuant hereunder;

(r)            Investments of a Subsidiary acquired after the Issue Date or of a Person merged or consolidated with any Subsidiary in accordance with the provisions of this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)           non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Holders in the Collateral, taken as a whole, would not be materially impaired;

(t)            Investments consisting of Liens, Indebtedness, consolidation, dispositions and Restricted Payments permitted (other than by reference to this clause (t)) under Sections 4.05, 4.06, 4.07, 4.09 and 5.01, respectively, in each case, other than by reference to this clause (t);

(u)           [reserved];

(v)           contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(w)          to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x)           Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(y)           any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (y) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (y) after the Issue Date, shall not exceed the greater of (A) $50,000,000 and (B) 7.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment;

(z)           Investments constituting Permitted European Investments; provided that the aggregate amount of such Investments made by the Company or any Restricted Subsidiary after the Issue Date, when taken together with the aggregate amount of all other Permitted European Investments (whether made pursuant to this clause (z) or any of clauses (a) through (cc) of this definition of “Permitted Investments”) made by the Company or any Restricted Subsidiary shall not exceed $300,000,000;

(aa)         Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Company or other Restricted Subsidiaries or to otherwise fund required reserves);

(bb)        Investments consisting of advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable; and

(cc)         Investments consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (cc) above (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (cc) (or any sub-clause therein), in a manner that otherwise complies with this definition.

“Permitted Liens” means:

(i)            Liens securing Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted or deemed to be permitted to be incurred pursuant to Section 4.05(b)(i);

(ii)           Permitted Encumbrances;

(iii)          Liens existing on the Issue Date (excluding Liens securing Indebtedness pursuant to (x) the Credit Facilities or (y) the Notes issued on the Issue Date) and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 4.05;

(iv)          Liens securing Indebtedness permitted under Section 4.05(b)(vi) or Section 4.05(b)(xxviii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)           leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vi)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii)         Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii)        Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any disposition permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or disposition), (B) consisting of an agreement to dispose of any property in a disposition permitted under this Indenture, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (C) with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 4.05 in connection with customary redemption terms relating to escrow arrangements, and contingent on the consummation of any Investment, disposition or Restricted Payment permitted under this Indenture;

(ix)          Liens on property of any Restricted Subsidiary that is not a Guarantor, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Guarantor, in each case permitted under Section 4.05;

(x)           Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of the Company or any Guarantor, Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of Restricted Subsidiary that is not a Guarantor and Liens granted by the Company or any Guarantor in favor of the Company or any other Guarantor;

(xi)          Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Sections 4.05(b)(vi) or 4.05(b)(viii);

(xii)         any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Company or any of the Restricted Subsidiaries and rights of landlords thereunder;

(xiii)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of “Cash Equivalents”;

(xv)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi)        Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(xvii)       ground leases in respect of real property on which facilities owned or leased by the Company or any of the Restricted Subsidiaries are located;

(xviii)      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix)         Liens on the Collateral securing Indebtedness permitted pursuant to Section 4.05(b)(xxix); provided that, such Liens do not secure Consolidated First Lien Debt and the applicable holders of such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into the First Lien/Second Lien Intercreditor Agreement which agreement shall provide that the Liens on the Collateral shall rank junior to the Liens on the Collateral securing the Notes;

(xx)         other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $150,000,000 and 15% of Consolidated EBITDA for the Test Period then last ended; provided further that, such Liens shall rank junior to the Lien on the Collateral securing the Notes;

(xxi)         Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder (including Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions);

(xxii)        Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(xxiii)       (A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;

(xxiv)      Liens on cash or Cash Equivalents securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law;

(xxv)       Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(xxvi)      security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;

(xxvii)     Liens securing the Initial Notes and any Notes issued as a result of a PIK Payment;

(xxviii)    Liens securing the Second Lien Notes issued on July 31, 2020;

(xxix)       Liens securing the Convertible Notes issued on July 31, 2020;

(xxx)        Liens securing the First Lien Notes issued on July 31, 2020;

(xxxi)       Liens securing the Silver Lake First Lien Notes issued on July 31, 2020;

(xxxii)      (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Company or any Restricted Subsidiary in joint ventures;

(xxxiii)     with respect to any Mortgaged Property, the matters listed as exceptions to title on Schedule B of the title policy covering such Mortgaged Property and the matters disclosed in any survey delivered to the Notes Collateral Agent with respect to such Mortgaged Property;

(xxxiv)     Liens securing Permitted Refinancing of Indebtedness permitted pursuant to Section 4.05(b)(xxii) (solely with respect to the Permitted Refinancing of (x) Indebtedness permitted pursuant to clauses (iii)(1)(B), (iii)(1)(G), (iii)(1)(H), (iii)(1)(I), (iii)(1)(J), (iii)(1)(K), (vi), (viii), (xv), (xxvii), (xxviii) and (xxix) of Section 4.05(b) or (y) Indebtedness that is secured based on clause (xx) above (without any duplication of any amount outstanding thereunder)); provided that (1) no such Lien extends to any property or asset of the Company or any Restricted Subsidiary that did not secure the Indebtedness being refinanced other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien and, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 4.05 the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon, (2) if such Liens are consensual Liens that are secured by the Collateral, then the holders of such Indebtedness or their authorized representative shall enter into or become party to the First Priority Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement, as applicable and (3) each such Lien shall be of the same priority level as the existing Lien securing such Indebtedness being refinanced.

“Permitted Receivables Financing” means receivables securitizations or other receivables financings (including any factoring program) that are non-recourse to the Company and the Restricted Subsidiaries (except for (a) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (b) any customary limited recourse or, to the extent applicable only to an entity other than the Company or any Guarantor, that is customary in the relevant local market, (c) any performance undertaking or Guarantee, to the extent applicable only to an entity other than the Company or any Guarantor, that is customary in the relevant local market, and (d) an unsecured parent Guarantee by the Company or a Restricted Subsidiary that is a parent company of a Foreign Subsidiary of obligations of Foreign Subsidiaries, and, in each case, reasonable extensions thereof); provided that, with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than a Company or a Restricted Subsidiary).

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pro Forma Adjustment” means, for any Test Period, any adjustments to Consolidated EBITDA made in accordance with clauses (b) and (c) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Indenture to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of an acquisition or Investment described in the definition of “Specified Transaction” or any New Project shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket or under any revolving Credit Facility) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the adjustments comprising the “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any eight full consecutive quarter period immediately following the disposal of any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Company in good faith as a result of contractual arrangements between the Company or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within such eight quarter period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Qualified Equity Interests” means Equity Interests in the Company or any parent of the Company other than Disqualified Equity Interests.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Guarantor) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations or provide Collateral.

“redemption date” means the date on which Notes are redeemed pursuant to Article Three of this Indenture (including the European Asset Sale Mandatory Redemption Date and the Asset Sale Mandatory Redemption Date, as applicable) or paragraph 6 of the reverse side of the Notes.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the Maturity Date or is mandatorily redeemable at the option of the holder thereof at any time prior to such Maturity Date (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such Maturity Date at the option of the holder thereof.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the redemption date.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” means the Net Proceeds in respect of any Asset Sale not required to be applied to make a prepayment or to be reinvested under Section 4.16.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Company or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means the Company’ 10%/12% cash/PIK toggle second lien secured notes due 2026 issued on July 31, 2020 pursuant to the Second Lien Notes Indenture in the original principal amount of up to $1.66 billion and any additional notes denominated in U.S. Dollars issued pursuant to the Second Lien Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the Second Lien Notes.

“Second Lien Notes Collateral Agent” means the collateral agent for holders of the Second Lien Notes, together with its successors and permitted assigns under the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the Indenture, dated as of July 31, 2020, pursuant to which the Second Lien Notes will be issued between the Company, the guarantors party thereto and GLAS Trust Company LLC, as the trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“Second Lien Notes Obligations” means Obligations in respect of the Second Lien Notes, the Second Lien Notes Indenture, the subsidiary guarantees and the security documents relating to the Second Lien Notes.

“Second Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is junior in priority to the Liens on specified Collateral supporting First Lien Obligations (but without regard to control of remedies) and is subject to the First Lien/Second Lien Intercreditor Agreement.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Secured Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Subsidiary Guarantees and the Security Documents relating to the Notes.

“Secured Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Senior Credit Facilities” means the revolving credit facility and the term loan facilities under that certain Credit Agreement, dated April 30, 2013 (as amended by that certain First Amendment to Credit Agreement, dated as of December 11, 2015, that certain Second Amendment to Credit Agreement, dated as of November 8, 2016, that certain Third Amendment to Credit Agreement, dated as of May 9, 2017, that certain Fourth Amendment to Credit Agreement dated as of June 13, 2017, that certain Fifth Amendment to Credit Agreement, dated as of August 14, 2018, that certain Sixth Amendment to Credit Agreement, dated as of April 22, 2019, that certain Seventh Amendment to Credit Agreement, dated as of April 23, 2020 and that certain Eighth Amendment to Credit Agreement, dated as of July 31, 2020), among the Company, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Indebtedness” means:

(1)           all Indebtedness of the Company or any Guarantor outstanding under the Senior Credit Facilities, the Existing First Lien Notes, the First Lien Notes, the Convertible Notes, the Silver Lake First Lien Notes and the Notes (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)           (a) all Swap Obligations (and all guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Swap Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3)           any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes; and

(4)           all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)           any obligation of such Person to the Company or any of its Subsidiaries;

(b)           any liability for federal, state, local or other taxes owed or owing by such Person;

(c)           any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)           any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e)           that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Leverage Ratio” means the ratio of (a) Consolidated Senior Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Series” has the meaning given to such term in the First Lien Intercreditor Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Company for such quarter; provided that solely for purposes of the Events of Default under Sections 6.01(e) and (f), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such clauses.

“Silver Lake” means Silver Lake Alpine, L.P., Silver Lake Alpine (Offshore Master), L.P., their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates (other than Company and its Subsidiaries or any portfolio company).

“Silver Lake First Lien Notes” means the Company’s 10.500% Senior Secured Notes due 2026 issued pursuant to the Silver Lake First Lien Notes Indenture in the original aggregate principal amount of $100,000,000 and any additional notes issued after the Issue Date pursuant to the Silver Lake First Lien Notes Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as such initial Silver Lake First Lien Notes.

“Silver Lake First Lien Notes Collateral Agent” means the collateral agent for holders of the Silver Lake First Lien Notes, together with its successors and permitted assigns under the Silver Lake First Lien Notes Indenture.

“Silver Lake First Lien Notes Indenture” means the Indenture dated as of July 31, 2020 pursuant to which the Silver Lake First Lien Notes were issued, between the Company, the guarantors party thereto and U.S. Bank National Association, as the initial trustee and collateral agent, as amended, supplemented or otherwise modified and in effect from time to time.

“Silver Lake First Lien Notes Obligations” means Obligations in respect of the Silver Lake First Lien Notes, the Silver Lake First Lien Notes Indenture, the subsidiary guarantees and the security documents relating to the Silver Lake First Lien Notes.

“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Special Purpose Entity” means a direct or indirect subsidiary of the Company, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Company and/or one or more Subsidiaries of the Company.

“Specified Transaction” means, with respect to any period, any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate determined by the administrative agent or issuing bank under the Senior Credit Facilities, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date one Business Day prior to the date as of which the foreign exchange computation is made; provided that such administrative agent or issuing bank may obtain such spot rate from another financial institution designated by the administrative agent or issuing bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“subsidiary” of any person means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of “Unrestricted Subsidiary” unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and this Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in this Indenture.

“Surviving Entity” has the meaning set forth in Section 5.01(a).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 4.12(a); provided that prior to the first date financial statements have been delivered pursuant to Section 4.12(a), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended September 30, 2020.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transactions” means, collectively, (a) the funding of $2,000,000,000 of term loans under the Senior Credit Facilities on April 22, 2019 and the consummation of the other transactions contemplated by that certain Credit Agreement, dated April 30, 2013, and as amended on December 11, 2015, November 8, 2016, May 9, 2017, June 13, 2017, August 14, 2018 and April 22, 2019, among the Company, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, (b) the “Transactions” as defined in the Original Credit Agreement immediately prior to April 22, 2019, (c) the redemption in full of all principal, accrued and unpaid interest, fees and premium of Carmike Cinemas, Inc.’s 6.00% Senior Secured Notes due 2023, assumed by the Company, and the Company’s 5.875% Senior Subordinated Notes due 2022, (d) the exchange offers pursuant to which the Second Lien Notes were issued, (e) the Convertible Notes Amendment, (f) the amendment to the Senior Credit Facilities dated as of April 23, 2020, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Transaction Costs” means any fees or expenses incurred or paid by, or attributable to, the Company or any Subsidiary in connection with the Transactions.

“Trust Officer” means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“U.S. Dollars,” “United States Dollars,” “US$” and the symbol “$” each mean currency of the United States of America.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Note Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Company as an Unrestricted Subsidiary, as provided below, and (b) any Subsidiary of any such Unrestricted Subsidiary.

The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default under Sections 6.01(a), (b), (e) or (f) shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the Fair Market Value of the Company’s or its Subsidiary’s (as applicable) investment therein and any such designation shall only be permitted to the extent such Investment would be permitted under clause (f) of the definition of “Permitted Investments.” The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company or the applicable Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Company’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

As of the Issue Date, each of Centertainment Development, Inc., a Delaware corporation and AMC Theatres of UK Limited is hereby designated as an Unrestricted Subsidiary. For the avoidance of doubt, the amount of the Investments existing as of July 10, 2020 or pursuant to any agreement or arrangement in effect as of July 10, 2020 by the Company or any of its Restricted Subsidiaries in each of Centertainment Development, Inc. and AMC Theatres of UK Limited shall be permitted under clause (f) of the definition of “Permitted Investments.”

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wanda Group” means Dalian Wanda Group Co., Ltd., a Chinese private conglomerate and any of its Affiliates.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors’ qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.        Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.16
“Action”	12.08
“Additional Notes”	Preamble and Exhibit A
“Advance Offer”	4.16
“Advance Portion”	4.16
“Applicable Proceeds”	4.16
“Asset Sale Mandatory Redemption”	3.08
“Asset Sale Mandatory Redemption Date”	3.08
“Asset Sale Mandatory Redemption Event”	4.16
“Asset Sale Offer”	4.16
“Asset Sale Proceeds Application Period”	4.16
“CERCLA”	12.08
“Change of Control Offer”	4.11
“Change of Control Payment”	4.11
“Change of Control Payment Date”	4.11
“Commitment Application Period”	4.16
“covenant defeasance option”	8.01
“Depository”	Exhibit A
“European Asset Sale Debt Repayment Amount”	4.16
“European Asset Sale Mandatory Redemption”	3.08
“European Asset Sale Mandatory Redemption Date”	3.08
“European Asset Sale Mandatory Redemption Event”	4.16
“Event of Default”	6.01
“Excess Proceeds”	4.16
“Global Note”	Exhibit A
“Guarantor Obligations”	11.01
“legal defeasance option”	8.01
“Legal Holiday”	13.08
“OID”	4.05
“Pari Passu Indebtedness”	4.16
“Paying Agent”	2.04
“Permitted Refinancing”	4.05
“PIK Election”	2.14
“PIK Interest”	2.14
“PIK Notes”	2.14
“PIK Payment”	2.14
“QIB”	Exhibit A
“Refinanced Existing Subordinated Indebtedness”	4.02
“Refinancing Indebtedness”	4.05
“Registrar”	2.04
“Restricted Payments”	4.06(a)
“Second Change of Control Payment Date”	4.11
“Security Document Order”	12.08
“Securities Custodian”	Exhibit A
“Surviving Entity”	5.01
“withdrawal deadline”	4.11

Section 1.03.        Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act of 1939, as amended (“TIA”) , the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. Notwithstanding any other provision in this Indenture, no obligation or requirement under the Trust Indenture Act shall be applicable to the Company or any Guarantor.

Section 1.04.        Rules of Construction.

Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           “including” means including without limitation;

(e)           words in the singular include the plural and words in the plural include the singular;

(f)            unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

(g)           the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

Section 1.05.        Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)    determining compliance with any provision of this Indenture which requires the calculation of any financial ratio;

(ii)   determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)  testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to Section 4.06(a)(B) or the Excluded Contribution Amount);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.06.        Certain Compliance Determinations.

(a)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Indenture, Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio, the First Lien Leverage Ratio, the Senior Leverage Ratio and the Secured Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Company shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(b)           For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Senior Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.05), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)           Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision in any covenant (including any constituent definition thereof) of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Senior Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Senior Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d)           Notwithstanding anything herein to the contrary, for purposes of any determination under this Indenture expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Spot Rate (or, if such determination is calculated under the Senior Credit Facilities at the Exchange Rate, such Exchange Rate) (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with respect to the amount of any Indebtedness, Investment, disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, this Section 1.06 shall otherwise apply to such provisions, including with respect to determining whether any Indebtedness or Investment may be incurred or disposition or Restricted Payment made at any time under such provisions. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 4.12 (or, prior to the first such delivery, the most recent internally available financial statements).

ARTICLE II

The Notes

Section 2.01.        Amount of Notes; Issuable in Series.

As provided for in Exhibit A hereto, the aggregate principal amount of the Notes which may be authenticated and delivered under this Indenture is unlimited. All Notes shall be substantially identical in all respects other than issue prices, issuance dates, first interest payment amount, first interest payment date and denominations. Additional Notes may be issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and any PIK Notes; provided, such Additional Notes and PIK Notes will not be issued with the same CUSIP number as the Initial Notes unless such Additional Notes or PIK Notes, as applicable, are fungible with the Initial Notes for U.S. federal income tax purposes; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.05 and Section 4.07. All Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

Subject to Section 2.03, the Trustee shall authenticate the Initial Notes for original issue on the Issue Date in the aggregate principal amount of $100,000,000. With respect to any Notes issued after the Issue Date (except for PIK Notes and Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of, Initial Notes pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A), there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 2.03, set forth, or determined in the manner provided in an Officers’ Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Notes:

(a)           whether such Notes shall be issued as part of a new or existing series of Notes and the title of such Notes (which shall distinguish the Notes of the series from Notes of any other series);

(b)           the aggregate principal amount of such Notes that may be authenticated and delivered under this Indenture (which shall be calculated without reference to any Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the same series pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A or any Notes which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);

(c)           the issue price and issuance date of such Notes, including the date from which interest on such Notes shall accrue; and

(d)           if applicable, that such Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositories for such Global Notes, the form of any legend or legends that shall be borne by any such Global Notes in addition to or in lieu of that set forth in Appendix I to Exhibit A and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Notes may be exchanged in whole or in part for Notes registered, and any transfer of such Global Notes in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.

If any of the terms of any series are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the trust indenture supplemental hereto setting forth the terms of the series.

Section 2.02.        Form and Dating.

Provisions relating to the Notes are set forth in Exhibit A, which is hereby incorporated in and expressly made part of this Indenture. The Notes of each series and the Trustee’s certificate of authentication and any PIK Notes shall be substantially in the form of Appendix I to Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. Without limiting the generality of the foregoing, Notes offered and sold to QIBs in reliance on Rule 144A and institutional “accredited investors” as that term is defined in subparagraphs (a)(1), (2), (3), or (7) of Rule 501 under the Securities Act shall include the form of assignment set forth in Appendix I to Exhibit A and Notes offered and sold in offshore transactions in reliance on Regulation S (other than Initial Notes offered on the Issue Date) shall include the form of certificate set forth in Exhibit B. The Notes of each series may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Note shall be dated the date of its authentication. The terms of the Notes of each series set forth in Appendix I to Exhibit A are part of the terms of this Indenture.

Section 2.03.        Execution and Authentication.

Two Officers shall sign the Notes for the Company by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver (i) Additional Notes and (ii) PIK Notes executed by the Company to the Trustee for authentication, together with a written order of the Company in the form of an Officers’ Certificate for the authentication and delivery of such Additional Notes or PIK Notes, as applicable, and the Trustee in accordance with such written order of the Company shall authenticate and deliver such Notes.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties, indemnities or immunities under the Notes and this Indenture.

Section 2.04.      Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more registrars for so long as the Notes are held in registered form, and one or more co-registrars. The initial Paying Agent will be U.S. Bank National Association.

The initial Registrar and transfer agent for the Notes will be U.S. Bank National Association. The Registrars and the transfer agents will maintain a register reflecting ownership of Notes in the form of Definitive Notes (as defined in Exhibit A) outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Notes on behalf of the Company. Each transfer agent shall perform the functions of a transfer agent.

The Company may change any Paying Agent, Registrar or transfer agent for the Notes without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar in respect of the Notes.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or transfer agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar, Paying Agent or transfer agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or transfer agent.

Section 2.05.        Paying Agent To Hold Money and PIK Notes in Trust. By no later than 11:00 a.m., New York City time, on the date on which any principal of or interest on any Note is due, the Company shall deposit with the Paying Agent for such Note a sum sufficient to pay such principal and interest so becoming due and/or, if the Company has exercised a PIK Election with respect to an interest payment period as provided for in Section 2.14, increase the principal amount of the Notes to pay any PIK Interest pursuant to a written direction delivered to the Trustee specifying the increase in the Global Note, or in the limited circumstances where the Notes are no longer held in global form, issue PIK Notes to pay any PIK Interest pursuant to an Authentication Order with respect to the PIK Interest to be issued on the applicable interest payment date. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company or any Guarantor in making any such payment. If the Company or a domestic Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, the Paying Agent (if other than the Company or a domestic Wholly Owned Subsidiary) shall have no further liability for the money delivered to the Trustee.

Section 2.06.        Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company on its own behalf and on the behalf of each of the Guarantors shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company and the Guarantors shall otherwise comply with TIA Section 312(a).

Section 2.07.        Replacement Notes. If a mutilated security is surrendered to a Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent for such Note, the Registrar for such Note and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of Company.

Section 2.08.           Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and such Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09.           Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.10.           Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. Any Registrar and any Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver cancelled Notes to the Company upon a written direction of the Company. Except as expressly permitted herein, the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a registration of transfer or exchange of such Notes.

At such time as all beneficial interests in a Global Note have either been exchanged for definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Securities Custodian with respect to such Global Note to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

Section 2.11.           Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest at the Default Rate to the extent lawful) in any lawful manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such defaulted interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such defaulted interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable.

The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12.           CUSIP Numbers or ISINs. The Company in issuing the Notes may use “CUSIP” numbers, “ISINs” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “ISINs” or other similar numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP” number, “ISIN” or other similar number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number, ISIN or other similar numbers.

Section 2.13.           Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14.           Issuance of PIK Notes; Notice of PIK Interest.

(a)  Interest for the first three interest payment periods following the Issue Date may, at the Company’s option (a “PIK Election”), be paid by increasing the principal amount of the outstanding Notes or if, and in the limited circumstances where, the Notes are no longer held in global form, by issuing Notes (“PIK Notes”) (rounded up to the nearest $1.00) under this Indenture, having the same terms and conditions as the Notes (“PIK Interest”) (in each case, a “PIK Payment”) at a rate of 17.00% per annum. For all interest periods after the first three interest periods, interest will be payable solely in cash.

(b)  PIK Interest on the Notes, if elected to be paid, will be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note, and references to the “principal” or “principal amount” of the PIK Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment.

(c)  PIK Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. The calculation of PIK Interest will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. Notwithstanding anything in this Indenture to the contrary, the payment of accrued interest (including interest that would be PIK Interest when paid) in connection with any redemption of Notes as described in paragraph 6 of the Notes, Section 3.08 and Section 4.11 shall be made solely in cash. PIK Interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

(d)  If the Company makes a PIK Election for any of the first three interest payment periods, then the Company shall deliver a written notice to the Trustee and the Holders prior to the fifteenth calendar day immediately prior to the applicable interest payment date for the respective interest payment period, which notice shall state the form of interest payment with respect to such interest period and the total amount of interest to be paid on the applicable interest payment date.

ARTICLE III

Redemption

Section 3.01.           Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 6 of the reverse side of the Notes or is required to redeem the Notes pursuant to Section 3.08 hereof, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and that such redemption is being made pursuant to paragraph 6 of the reverse side of the Notes or Section 3.08 hereof, as applicable.

The Company shall give notice to the Trustee provided for in this Section 3.01 at least 2 Business Days before the date on which the Company provides notice of redemption to the Holders unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

Section 3.02.           Selection of Notes To Be Redeemed. If less than all the Notes are to be redeemed at any time, not more than 60 days prior to the redemption date, the Trustee or the Registrar, as applicable, in accordance with the customary procedures of the Depository, shall select the Notes to be redeemed pro rata, and if the Depository prescribes no method of selection, then, by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee or the Registrar, as applicable, in its sole discretion deems fair and appropriate. The Trustee or the Registrar, as applicable, shall make the selection from outstanding Notes not previously called for redemption. The Trustee or the Registrar, as applicable, may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee or the Registrar, as applicable, selects shall be in amounts of $2,000, or an integral multiple of $1.00, (but in any event not less than $2,000). Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee or the Registrar, as applicable, shall notify the Company promptly of the Notes or portions of Notes to be redeemed. The Trustee shall not be liable for selection made by it under this Section 3.02.

Section 3.03.           Notice of Redemption. At least 10 days but not more than 60 days before a date for optional redemption of Notes pursuant to paragraph 6 of the reverse side of the Notes, the Company shall send a notice of redemption electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository. Notice of any optional redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes (or portion thereof) to be redeemed (including CUSIP numbers if any) and shall state:

(a)            the redemption date;

(b)            the redemption price;

(c)            the name and address of the Paying Agent;

(d)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)            if fewer than all the outstanding Notes are to be redeemed, or if a Note is to be redeemed in part only, the identification and principal amounts of the particular Notes (or portion thereof) to be redeemed;

(f)             that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g)            that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(h)            any conditions to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03 at least 2 Business Days before the redemption date, unless the Trustee consents to a shorter period.

Section 3.04.           Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date, and at the redemption price stated in the notice, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date). Subject to Section 3.05, on and after the redemption date, unless the Company defaults in payment of the redemption, interest shall cease to accrue on Notes or portions of Notes called for redemption, unless such redemption remains conditioned on the occurrence of a future event that has not occurred. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05.           Deposit of Redemption Price. Prior to noon, New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a domestic Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.

Section 3.06.           Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered. It is understood that, notwithstanding anything in this Indenture to the contrary, only a written request or order signed on behalf of the Company by an Officer and delivered to the Trustee and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Notes.

Section 3.07.           [Reserved.]

Section 3.08.           Asset Sale Redemption

(a) Upon an Asset Sale Mandatory Redemption Event, the Company shall apply the applicable portion of the Excess Proceeds (as determined in accordance with clauses (1) or (2), as applicable, of Section 4.16(b)), if any, to redeem the Notes (an “Asset Sale Mandatory Redemption”) on or before the 20th Business Day following the Asset Sale Mandatory Redemption Event (the “Asset Sale Mandatory Redemption Date”) or as otherwise required by the applicable procedures of the Depository, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the Asset Sale Mandatory Redemption Date.

(b) Upon a European Asset Sale Mandatory Redemption Event, the Company shall apply the applicable portion of the European Asset Sale Debt Repayment Amount (as determined in accordance with Section 4.16(c)) to redeem the Notes (a “European Asset Sale Mandatory Redemption”) on or before the 15th day (or if such day is not a Business Day on the immediately succeeding Business Day) following the European Asset Sale Mandatory Redemption Event (the “European Asset Sale Mandatory Redemption Date”) or as otherwise required by the applicable procedures of the Depository, at a redemption price equal to 100% of the issue price of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the European Asset Sale Mandatory Redemption Date.

(c) In either of an Asset Sale Mandatory Redemption or a European Asset Sale Mandatory Redemption, if less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee or the Registrar in accordance with the customary procedures of the Depository, as applicable, not more than 5 days prior to the redemption date pro rata, and if the Depository prescribes no method of selection, then by lot or by any other method the Trustee or the Registrar, as applicable, in its sole discretion deems fair and appropriate; provided, however, that Notes will not be redeemed in an amount less than the minimum authorized denomination of $2,000. Notice of an Asset Sale Mandatory Redemption or a European Asset Sale Mandatory Redemption, as applicable, shall be sent to the Holders electronically or by first class mail, with a copy to the Trustee or the Registrar, as applicable, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository not less than 5 days prior to the Asset Sale Mandatory Redemption Date or European Asset Sale Mandatory Redemption Date, as applicable, to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Asset Sale Mandatory Redemption Date or European Asset Sale Mandatory Redemption Date, as applicable, interest will cease to accrue on Notes or portions thereof called for redemption. The Trustee shall not be liable for selection made by it under this clause (c).

(d) Unless otherwise provided herein, any redemption pursuant to this Section 3.08 shall comply with Section 3.01 through Section 3.06 hereof.

ARTICLE IV

Covenants

Section 4.01.           Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes, in immediately available funds (or, as applicable by increasing the principal amount of the Notes or issuing PIK Notes), on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and cash interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. PIK Interest shall be considered paid on the date due if on such date, the Trustee has received delivery of an Authentication Order on or prior to the date the payment is due of any PIK Notes to be authenticated and delivered or written direction as provided in Section 2.14(d) for any increased principal amount of the applicable Global Notes in amount equal to all PIK Interest then due.

The Company shall pay interest on overdue principal at the rate specified therefore in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.02.           Additional Limitations on Refinancing Existing Subordinated Notes. The Company will not, and will not permit any Restricted Subsidiary to, refinance, refund, renew, extend or otherwise modify any of the Existing Subordinated Notes (or any Indebtedness incurred as a Permitted Refinancing of (x) the Existing Subordinated Notes or (y) Indebtedness incurred pursuant to a subsequent refinancing of the Existing Subordinated Notes (clauses (x) and (y) collectively, “Refinanced Existing Subordinated Indebtedness”)) or repay, purchase or redeem any of the outstanding principal or interest on any of the Existing Subordinated Notes or any Refinanced Existing Subordinated Indebtedness, except in connection with an exchange of such Existing Subordinated Notes or Refinanced Existing Subordinated Indebtedness, as applicable, with notes issued by the Company that have (a) an interest rate less than or equal to the interest rate of the Second Lien Notes, (b) at least the first three regular interest payments are payable by increasing the principal amount of such notes (provided that the third regular interest payment may include the cash payment option provided for in the Second Lien Notes), (c) call protection provisions that are no more favorable to the holders of such notes than the Second Lien Notes and (d) a maturity date no earlier than the maturity date of the Second Lien Notes at an all-in exchange rate of less than or equal to $0.55 of such notes for each $1.00 of Existing Subordinated Notes or Refinanced Existing Subordinated Indebtedness, as applicable, being exchanged. The restrictions in the prior sentence shall not apply to (i) cash purchases of the Existing Subordinated Notes at a purchase price less than or equal to $0.41 for each $1.00 of Existing Subordinated Notes or (ii) optional redemptions or repurchases at a discount of the Existing Subordinated Notes within one year of the final maturity date of the Existing Subordinated Notes to be redeemed.

Section 4.03.           Payment of Taxes and Other Claims. The Company will, and will cause each Restricted Subsidiary to, pay its obligations in respect of taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.04.           Maintenance of Properties. The Company will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.           Limitation on Indebtedness and Certain Equity Securities.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness; provided, however, that the Company or any such Restricted Subsidiary may incur Indebtedness if after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Senior Leverage Ratio is equal to or less than 3.50 to 1.0.

(b)            The provisions of Section 4.05(a) shall not apply to:

(i)             Indebtedness under Credit Facilities by the Company and the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate outstanding principal amount not to exceed the sum of (x) $2,250.0 million less the principal amount of Indebtedness under the Senior Credit Facilities repaid pursuant to Section 4.16(c) plus (y) if, and solely to the extent that, 75% of Consolidated EBITDA is at least $800.0 million, the difference of 75% of Consolidated EBITDA for the Test Period minus $800.0 million plus (z) an additional amount such that, after giving Pro Forma Effect to the incurrence of such additional amount and the application of the proceeds therefrom, the First Lien Leverage Ratio would be no greater than 3.00 to 1.00, provided that for purposes of determining the amount that may be incurred under clause (i)(z), all Indebtedness incurred under this clause (i) shall be deemed to be included in clause (a) of the definition of “First Lien Leverage Ratio”;

(ii)            Indebtedness represented by the Notes (but excluding any Additional Notes) and any Notes issued as a result of a PIK Payment;

(iii) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clauses (i) or (ii) above), that is (A) intercompany Indebtedness among the Company and/or the Restricted Subsidiaries outstanding on the Issue Date, (B) Indebtedness under the Odeon Credit Agreement, (C) Indebtedness under the 2024 Subordinated Sterling Notes, (D) Indebtedness under the 2025 Subordinated Notes, (E) Indebtedness under the 2026 Subordinated Dollar Notes, (F) Indebtedness under the 2027 Subordinated Notes, (G) Indebtedness under the Existing First Lien Notes, (H) Indebtedness under the Convertible Notes in an aggregate principal amount not to exceed $600.0 million, (I) Indebtedness under the Second Lien Notes (including any Indebtedness issued as a result of a payment-in-kind payment permitted under the Second Lien Notes Indenture), (J) Indebtedness under the First Lien Notes in an aggregate principal amount not to exceed $200.0 million or (K) Indebtedness under the Silver Lake First Lien Notes in an aggregate principal amount not to exceed $100.0 million;

(iv)           Guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness of the Company or any Restricted Subsidiary not otherwise prohibited by any other provision of this Indenture; provided that (A) such Guarantee is otherwise permitted under this Indenture, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Notes and (C) if the Indebtedness being Guaranteed is subordinated to the Notes, such Guarantee shall be subordinated to the Guarantee of the Notes on terms at least as favorable to Holders as those contained in the subordination of such Indebtedness;

(v)            Indebtedness of the Company or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Company to the extent not otherwise prohibited by any other provision of this Indenture; provided that all such Indebtedness of the Company or any Guarantor owing to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the Notes (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(vi)           (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) of the Company or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement;

(vii)          Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes);

(viii)         Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Company or a Restricted Subsidiary) after the date hereof as a result of an acquisition or Investment, in each case not prohibited by any other provision of this Indenture, or Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets by the Company or such Restricted Subsidiary not prohibited by any other provision of this Indenture up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) of this Section 4.05(b) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by clause (xxii) of this Section 4.05(b), an amount such that, after giving Pro Forma Effect to the assumption of such Indebtedness and such acquisition or Investment, the Secured Leverage Ratio is equal to or less than 6.00 to 1.00; provided that such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(ix)            Indebtedness in respect of Permitted Receivables Financing;

(x)            Indebtedness representing deferred compensation to employees, consultants and independent contractors of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(xi)            Indebtedness consisting of unsecured promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Company (or any direct or indirect parent thereof) permitted by Section 4.06;

(xii)           Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with any acquisition, Investment or disposition, in each case not prohibited by any other provision of this Indenture;

(xiii)          Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any acquisition or Investment permitted under this Indenture;

(xiv)          Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and their Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and their Restricted Subsidiaries);

(xv)           Indebtedness of the Company, any Guarantor or any European Subsidiary; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xv) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) of this Section 4.05(b) in respect of such Indebtedness then outstanding) shall not exceed, except as contemplated by clause (xxii) of this Section 4.05(b), the greater of $200,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time, less, in the case of Indebtedness of an European Subsidiary incurred in reliance on this clause (xv), the amount of Applicable Proceeds used for the purposes described in Section 4.16(b)(3) pursuant to clause (a) of Section 4.16(c); provided further that in the case of Indebtedness of any European Subsidiary incurred in reliance on this clause (xv), (i) the incurrence of such Indebtedness results in net cash proceeds to such European Subsidiary in an amount equal to at least 95% of the aggregate principal amount of such Indebtedness and (ii) unless such European Subsidiary is a Guarantor, such Indebtedness is non-recourse to the Company or any Guarantor;

(xvi)          Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii)         Indebtedness incurred by the Company or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xviii)        obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees and similar obligations provided by the Company or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xix)           unsecured Indebtedness of the Company that (a) is expressly subordinated to the prior payment in full in cash of the Notes on terms and conditions no less favorable, in any material respect, to Holders than the terms and conditions set forth in the 2027 Subordinated Note Indenture, (b) will not mature prior to the date that is 91 days after the Maturity Date, (c) has no scheduled amortization or payments of principal prior to the Maturity Date and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment or repurchase provisions no more onerous or expansive in scope on the Company and its Restricted Subsidiaries, taken as a whole, than those set forth in the 2027 Subordinated Note Indenture; provided, that (i) both immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis, the Secured Leverage Ratio is equal to or less than 6.00 to 1.00 after giving effect to the incurrence or issuance of such Indebtedness;

(xx)            [reserved];

(xxi)           Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 4.05 in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument;

(xxii)          any modification, refinancing, refunding, renewal or extension (a “Permitted Refinancing”) of all or any portion of Indebtedness incurred under Section 4.05(a) or any of clauses (ii), (iii), (vi), (viii), (xv), (xix), (xxii), (xxvii), (xxviii) and (xxix) of this Section 4.05(b) (the Indebtedness incurred in respect of such Permitted Refinancing, “Refinancing Indebtedness”); provided that:

(A) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn immediately prior to such refinancing and such drawing shall be deemed to have been made,

(B) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 4.05(a) and clauses (ii), (iii)(A), (vi), (viii), (xix), (xxvii) of (xxviii) of this Section 4.05(b), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than customary bridge loans),

(C) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Notes, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Notes on terms at least as favorable to Holders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; and

(D) with respect to Indebtedness incurred under the Existing Subordinated Notes pursuant to Section 4.05(b)(iii), or any Refinanced Existing Subordinated Indebtedness, any such modification, refinancing, refunding, renewal or extension thereof shall also be subject to the restrictions described in Section 4.02.

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under this Section 4.05. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

(xxiii)        [reserved];

(xxiv)        [reserved];

(xxv)         additional Indebtedness in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed 200% of the aggregate amount of direct or indirect equity investments in cash or Cash Equivalents in the form of common Equity Interests or Qualified Equity Interests received by the Company or any Parent Entity after July 31, 2020 (to the extent contributed to the Company in the form of common Equity Interests or Qualified Equity Interests) to the extent not included as an Excluded Contribution Amount or applied to increase any other basket hereunder;

(xxvi)            Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Guarantor outstanding in reliance on this clause (xxvi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $50,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xxvii)            (A) Indebtedness incurred to finance an acquisition or Investment not prohibited by any other provision of this Indenture up to an aggregate principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) of this Section 4.05(b) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by clause (xxii) of this Section 4.05(b), an amount such that (x) the Senior Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such acquisition or Investment is either (i) equal to or less than 3.50 to 1.0 or (ii) equal to or less than the Senior Leverage Ratio immediately prior to the incurrence of such Indebtedness and such acquisition or Investment for the most recently ended Test Period as of such time or (y) the First Lien Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such acquisition or Investment is equal to or less than the First Lien Leverage Ratio immediately prior to the incurrence of such Indebtedness and such acquisition or Investment for the most recently ended Test Period as of such time, provided that for purposes of determining the amount that may be incurred under clause (xxvii)(y), all Indebtedness incurred under this clause (xxvii) shall be deemed to be included in clause (a) of the definition of “First Lien Leverage Ratio”;

(xxviii)            Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback;

(xxix)            (A) Indebtedness of the Company or any Guarantor consisting of (i) secured bonds, notes or debentures (which bonds, notes or debentures shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Notes Obligations) or (ii) secured loans (which loans shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Notes Obligations) up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (xxii) of this Section 4.05(b) in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by clause (xxii) of this Section 4.05(b), an amount such that the Secured Leverage Ratio is equal to or less than 6.00 to 1.00 after giving effect to the incurrence of such Indebtedness, provided that the holders of such Indebtedness or their authorized representative shall have become party to the First Lien/Second Lien Intercreditor Agreement;

(xxx)            Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Company’s legal defeasance option or covenant defeasance options set forth in Article Eight in each case, in accordance with this Indenture; and

(xxxi)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.

(c)            [reserved].

(d)            The Company will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Company, preferred Equity Interests that are Qualified Equity Interests and (B) in the case of any Restricted Subsidiary, (i) preferred Equity Interests or Disqualified Equity Interests issued to and held by the Company or any Restricted Subsidiary and (ii) preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Issue Date (“JV Preferred Equity Interests”); provided that in the case of this clause (ii), any such issuance of JV Preferred Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in this Section 4.05.

(e)            For purposes of determining compliance with this Section 4.05, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in this Section 4.05, the Company shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facilities shall be deemed to have been incurred pursuant to clause (i) above; provided further that if any such portion of such Indebtedness could, based on the financial statements for such Test Period, have been incurred in reliance on Section 4.05(a) or Section 4.05(b)(xxix), such portion of such Indebtedness shall automatically be reclassified as having been incurred under the applicable provisions of Section 4.05(a) or Section 4.05(b)(xxix) (in each case, subject to satisfying any other applicable provision of Section 4.05(a) or Section 4.05(b)(xxix) and, in the case of any such portion of such Indebtedness incurred by any Subsidiary that is not a Guarantor, to availability under the cap applicable therein to the incurrence of such Indebtedness by a non-Guarantor); provided further, however, notwithstanding anything in this Indenture to the contrary, all Indebtedness outstanding on the Issue Date under the Existing Subordinated Notes shall be deemed to be incurred pursuant to Section 4.05(b)(iii) and shall not be permitted to be reclassified.

(f)            If Indebtedness originally incurred in reliance upon a percentage of Consolidated EBITDA or the First Lien Leverage Ratio under Section 4.05(b)(i) is being refinanced under such clause or the Secured Leverage Ratio under Section 4.05(b)(xxix) is being refinanced under such clause and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred, and permitted to be incurred, under such Section 4.05(b)(i) or Section 4.05(b)(xxix), as applicable, so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness incurred to Refinance Indebtedness incurred pursuant to Section 4.05(b)(i) and Section 4.05(b)(xxix) shall be permitted to include additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, accrued and unpaid interest, dividends and fees, costs and expenses (including upfront fees, original issue discount (“OID”) or similar fees) in connection with such Refinancing.

(g)            Notwithstanding anything in this Indenture to the contrary, after the Issue Date and prior to January 1, 2022, the Company will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Indebtedness that constitutes First Lien Obligations pursuant to Section 4.05(b)(i)(z) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 4.05.

Section 4.06.         Limitation on Restricted Payments and Prepayments of Junior Financing.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, pay or make, directly or indirectly:

(i)             any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary,

(ii)             any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests; or

(iii)             any Restricted Investment;

(such payments or any other actions described in clauses (i) through (iii) above are collectively referred to as “Restricted Payments”) unless at the time of and after giving effect to the proposed Restricted Payment:

(A) in the case of a Restricted Payment under any of clauses (i) and (ii) above (other than with respect to amounts attributable to subclause (1) of clause (B) below), no Event of Default described under Section 6.01 shall have occurred or be continuing, provided that with respect to amounts attributable under subclause (1) of clause (B) below, no Event of Default described under Section 6.01(a), (b), (e) or (f) shall have occurred or be continuing; and

(B) the aggregate amount of all Restricted Payments declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of (without duplication):

(1)            $50,000,000; plus

(2)            [reserved]; plus

(3)            (i) cumulative Consolidated EBITDA for each quarter commencing with the fiscal quarter commencing January 1, 2021 through the most recently ended fiscal quarter of the Company, minus (ii) 1.70 multiplied by cumulative Consolidated Interest Expense for the same period; plus

(4)            returns, profits, distributions and similar amounts received in cash or Cash Equivalents and the Fair Market Value of any in-kind amounts received by the Company and the Restricted Subsidiaries on Investments made after the Issue Date using the amount under this clause (B) (not to exceed the amount of such Investments); plus

(5)            Investments of the Company or any of the Restricted Subsidiaries in any Unrestricted Subsidiary made after the Issue Date that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Company or any of the Restricted Subsidiaries up to the Fair Market Value of the Investments of the Company or a Restricted Subsidiary in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation; plus

(6)            the Net Proceeds of a sale or other disposition of any Unrestricted Subsidiary after the Issue Date (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Company or any Restricted Subsidiary; plus

(7)            to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary after the Issue Date; plus

(8)            the aggregate amount of any Retained Declined Proceeds since the Issue Date.

(b)           Notwithstanding Section 4.06(a):

(i)             the Company and each Restricted Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Company, such Restricted Payment is made to the Company, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)            Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that is not prohibited by this Indenture;

(iii)           the Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of the Company;

(iv)           [reserved];

(v)            repurchases of Equity Interests in the Company (or Restricted Payments by the Company to allow repurchases of Equity Interest in any direct or indirect parent of the Company) deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest;

(vi)           Restricted Payments to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of the Company’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Company (or any direct or indirect parent thereof) and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Issue Date, together with the aggregate amount of loans and advances made pursuant to clause (m) of the definition of “Permitted Investments” in lieu thereof, shall not exceed the sum of (a) the greater of $20,000,000 and 2% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year of the Company (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by the Company or any Restricted Subsidiary), (b) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Issue Date, and (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company (to the extent contributed to the Company in the form of common Equity Interests or Qualified Equity Interests) and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to the Company in the form of common Equity Interests or Qualified Equity Interests and are not Cure Amounts (as defined in the Senior Credit Facilities) and have not otherwise been applied to the payment of Restricted Payments by virtue of the Excluded Contribution Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (a) and (b) above for any fiscal year (including the fiscal year in which the Issue Date occurred and each fiscal year thereafter) may be carried forward to succeeding fiscal years; provided, further, that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 4.06(b)(vi) shall reduce the amounts available pursuant to this Section 4.06(b)(vi);

(vii)          [reserved];

(viii)         in addition to the foregoing Restricted Payments, the Company may make additional Restricted Payments, (A) in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to clause (m) of the definition of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (A), not to exceed an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (A) after the Issue Date not to exceed the greater of $50,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment and (B) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied; provided that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 4.06(b)(viii) shall reduce the amounts available pursuant to this Section 4.06(b)(viii);

(ix)            redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to Holders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)            (a) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(xi)            the Company may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition (or other similar Investment) not prohibited by any other provision of this Indenture and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)           the declaration and payment of Restricted Payments may be made to pay dividends and make distributions to, or repurchase or redeem shares from, the Company’s equity holders in an annual amount equal to 6.0% of the net cash proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company from the date of the initial public offering of the Company’s common stock through but not including the Issue Date; provided that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 4.06(b)(xii) shall reduce the amounts available pursuant to this Section 4.06(b)(xii);

(xiii)          payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiv)         [reserved];

(xv)          [reserved];

(xvi)         [reserved]; and

(xvii)        the declaration and payment of dividends in respect of JV Preferred Equity Interests issued in accordance with Section 4.05 to the extent such dividends are included in the calculation of Consolidated Interest Expense.

For purposes of determining compliance with this Section 4.06, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of Sections 4.06(a)(A) and (B) or any of clauses (i) through (xvii) of Section 4.06(b) above (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between Section 4.06(a) and clauses (i) through (xvii) of Section 4.06(b) (or any sub-clause therein), in a manner that otherwise complies with this Section 4.06.

Notwithstanding anything in this Indenture to the contrary, prior to January 1, 2022, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payments described in Section 4.06(a)(i) or 4.06(a)(ii) in reliance on Section 4.06(a) or clauses (viii) and (xii) of Section 4.06(b).

Notwithstanding anything in this Indenture to the contrary, after the Issue Date the Company will not, and will not permit any Restricted Subsidiary to, (a) make an Investment in an Unrestricted Subsidiary pursuant to Section 4.06(a), clauses (i) through (xvii) of Section 4.06(b) or clauses (a) through (cc) of the definition of Permitted Investments other than an Investment in existence on July 10, 2020 or pursuant to any agreement or arrangement in effect as of July 10, 2020 under clause (f) of the definition of Permitted Investment or (b) make any non-cash or non-Cash Equivalent Investment pursuant to Section 4.06(a), clauses (i) through (xvii) of Section 4.06(b) or clauses (a) through (cc) of the definition of Permitted Investments in any European Subsidiary, when taken together with all other Investments in European Subsidiaries made after the Issue Date, are in excess of $10,000,000. The restriction in clause (b) of the preceding sentence shall not apply to Investments that are “deemed” Investments pursuant to the definition of Investments.

(c)            The Company will not, and will not permit any Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i)             payments of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)            refinancings of Junior Financing Indebtedness with proceeds of other Junior Financing Indebtedness permitted to be incurred under Section 4.05;

(iii)            the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Company or any of its direct or indirect parent companies;

(iv)            prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity: (A) in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to clause (m) of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (A) not to exceed the greater of (x) with respect to the Second Lien Notes, $150,000,000 and 15% of Consolidated EBITDA after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment for the most recently ended Test Period and (y) with respect to any Junior Financing (including the Second Lien Notes), $75,000,000 and 7.5% of Consolidated EBITDA after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment, (B) so long as no Event of Default shall have occurred and be continuing or would result therefrom (or, in the case of the use of subclause (1) of Section 4.06(a)(B), no Event of Default under Section 6.01(a), (b), (e) or (f)), in an amount not to exceed the amount under Section 4.06(a)(B) that is Not Otherwise Applied, (C) in an amount not to exceed the Excluded Contribution Amount that is Not Otherwise Applied and (D) in an amount not to exceed Available RP Capacity Amount; and

(v)            prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 5.00 to 1.0 and (B) there is no continuing Event of Default.

For purposes of determining compliance with this Section 4.06, in the event that any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing (or a portion thereof) meets the criteria of Sections 4.06(a)(A) and (B) or clauses (i) through (v) of Section 4.06(c) (or any sub-clause therein), the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such payment (or portion thereof) between Section 4.06(a) and clauses (i) through (v) of Section 4.06(c) (or any sub-clause therein), in a manner that otherwise complies with this Section 4.06; provided that for the most recently ended Test Period following the making of any Junior Financing under this Section 4.06 (other than Section 4.06(c)(v)), if all or any portion of such Junior Financing could, based on the financial statements for such Test Period, have been made in reliance on Section 4.06(c)(v), such Junior Financing (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 4.06(c)(v).

(d)            The Company will not, and will not permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to Holders.

(e)            Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 4.06 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture.

Section 4.07.         Limitation on Liens.

(a)            The Company will not and will not permit any Restricted Subsidiary to create, incur or assume any Lien (other than Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary unless, in the case of Initial Liens on any asset or property that is not Collateral, the Notes are equally and ratably secured with (or, in the event the Lien relates to Junior Financing, are secured on a senior basis to) the obligations so secured.

(b)           Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.07 shall provide by its terms that such Lien be deemed automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

Section 4.08.         Limitation on Transactions with Affiliates.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

(i)             (A) transactions with the Company or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $30,000,000 and 3.0% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction;

(ii)            on terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)           the payment of fees and expenses related to the Transactions;

(iv)           issuances of Equity Interests of the Company to the extent not otherwise prohibited by this Indenture;

(v)            employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions;

(vi)           payments by the Company and the Restricted Subsidiaries pursuant to tax sharing agreements among the Company and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, to the extent payments are permitted by Section 4.06;

(vii)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of a Parent Entity (or any direct or indirect parent company thereof), the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(viii)         transactions pursuant to any agreement or arrangement in effect as of the Issue Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date as determined by the Company in good faith);

(ix)            Restricted Payments permitted under Section 4.06 (or Investments made pursuant to clause (m) of the definition of “Permitted Investments”);

(x)             customary payments by the Company and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Company to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Company, any of the Subsidiaries or any direct or indirect parent thereof;

(xii)          dispositions of Equity Interests in an Unrestricted Subsidiary to the extent otherwise permitted hereunder;

(xiii)         Affiliate repurchases of the loans and/or commitments under the Senior Credit Facilities to the extent permitted under agreements governing the Senior Credit Facilities, of the Notes, and the holding of such loans, the Notes and the payments and other related transactions in respect thereof;

(xiv)         transactions in connection with any Permitted Receivables Financing;

(xv)          loans, Investments and other transactions by the Company and its Restricted Subsidiaries to the extent permitted under this Indenture;

(xvi)         loans, advances and other transactions between or among the Company, any Restricted Subsidiary and/or any joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of a Parent Entity but for such Parent Entity’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent not otherwise prohibited hereunder; and

(xvii)        the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable.

Section 4.09.         Negative Pledge. The Company shall not, and shall not permit any of its Restricted Subsidiaries to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of the Company or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Holders with respect to the Secured Notes Obligations.

The provisions of the first paragraph of this Section 4.09 shall not apply to restrictions and conditions imposed by:

(a)            (i) Requirements of Law, (ii) any documentation governing Indebtedness incurred pursuant to Section 4.05(b)(i), (iii) this Indenture, (iv) the Security Documents, (v) any documentation relating to any Permitted Receivables Financing, (vi) any documentation governing Indebtedness incurred pursuant to Section 4.05(b)(xxix), the Convertible Notes Indenture, the Existing First Lien Notes Indenture, the First Lien Notes Indenture, the Second Lien Notes Indenture, the Silver Lake First Lien Notes Indenture, the 2025 Subordinated Note Indenture, the 2024/2026 Subordinated Note Indenture, the 2027 Subordinated Note Indenture or Indebtedness arising under any other indentures, agreements or similar documents evidencing senior or subordinated notes or other debt securities of the Company or any of its Subsidiaries not prohibited by this Indenture, (vii) any documentation governing Indebtedness pursuant to the Odeon Credit Agreement, (viii) any documentation governing Indebtedness incurred pursuant to Section 4.05(b)(xxviii) and (ix) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (viii) above; provided that with respect to Indebtedness referenced in (A) clauses (ii) and (vii) above, such restrictions shall be no materially more restrictive in any material respect than the restrictions and conditions in this Indenture or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vi) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)            customary restrictions and conditions existing on the Issue Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)            restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)            customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)            restrictions imposed by any agreement relating to secured Indebtedness not prohibited by this Indenture to the extent such restriction applies only to the property securing by such Indebtedness;

(f)            any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Company or any Restricted Subsidiary;

(g)            restrictions or conditions in any Indebtedness permitted pursuant to Section 4.05 that is incurred or assumed by Restricted Subsidiaries that are not Guarantors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in this Indenture or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h)            restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)             [reserved];

(j)             customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 4.05 and applicable solely to such joint venture and entered into in the ordinary course of business; and

(k)            customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations.

Section 4.10.         Future Guarantors. If after the Issue Date, (i) the Company or any Restricted Subsidiary forms, acquires or designates any Restricted Subsidiary (excluding any Excluded Subsidiary) or (ii) any Restricted Subsidiary of the Company ceases to be an Excluded Subsidiary, then the Company will cause such Restricted Subsidiary to execute and deliver a supplemental indenture to this Indenture, providing for a Subsidiary Guarantee by such Restricted Subsidiary and joinders to the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and applicable Security Documents or new intercreditor agreements and security documents, together with any filings and agreements to the extent required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, within 90 days of the date of the relevant formation, acquisition, designation or cessation, pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, if any, on the Notes on a senior secured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 4.11.         Change of Control. Upon the occurrence of a Change of Control, unless the Company has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 3.03, the Company will be required to make an offer (a “Change of Control Offer”) to purchase all outstanding Notes (as described in this Indenture) at a purchase price equal to 101% of their principal amount (or such higher amount as the Company may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 60 days following the date upon which the Change of Control occurred, the Company must send, electronically or by first class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state:

(1)            that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)            the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date shall be delayed until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied or waived;

(3)            that any Notes not properly tendered will remain outstanding and continue to accrue interest;

(4)            that unless the Company defaults in the payment of the Change of Control Payment plus accrued and unpaid interest on all properly tendered Notes, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of the Depository, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)            until the close of business on the tenth Business Day after the date such notice is sent (or such later time and date as the Company may decide in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline, as electronic transmission (in PDF), a facsimile transmission or letter or other communication in accordance with the procedures of the Depository setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)            that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of Global Notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1.00 in excess thereof);

(8)            if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control or such other conditions specified therein and describing each such condition, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Company reasonably believes that any or all such conditions (including the occurrence of such Change of Control) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)            such other instructions, as determined by the Company, consistent with this Section 4.11, that a Holder must follow.

If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control) is later rescinded as described in clause (8) above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Company reasonably believing that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section 4.11.

The Company will not be required to make a Change of Control Offer following a Change of Control if (i) a third party approved in writing by the Company makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption to the Holders of the Notes has been given pursuant to this Indenture pursuant to Section 3.03 herein or (iii) in the event that upon the consummation of such Change of Control, the Company defeases or discharges the Notes as provided for under Article Eight herein. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party approved in writing by the Company making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described therein and such date is delayed until such time as any and all such conditions are satisfied or waived), given not more than 60 days following such purchase pursuant to the Change of Control Offer described above, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date, including, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Second Change of Control Payment Date, subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Second Change of Control Payment Date.

If an offer is made to repurchase the Notes pursuant to a Change of Control Offer pursuant to this covenant, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations, including Section 14(e) of, and Rule 14e-1 under, the Exchange Act, conflict with the change of control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the change of control provisions of this Indenture by virtue of such compliance.

A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Subsidiary Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Company or any third party approved in writing by the Company that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

Section 4.12.         Provision of Financial Information.

(a)            The Company shall file with the SEC and provide the Trustee and Holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the Holders of the Notes. Delivery of any such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports. The Trustee shall further not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants or with respect to any reports or other documents filed with the SEC or posted to any website or participate in any conference calls.

(b)           In addition, to the extent not satisfied by the foregoing, the Company shall furnish to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act.

(c)           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required above shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in an “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(d)           Notwithstanding the foregoing, (a) the obligations in this Section 4.12 may be satisfied by a parent of the Company; provided that to the extent such information relates to a parent of the Company, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under this Section 4.12, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) and (b) (i) in no event shall any financial statements or reports be required to comply with (w) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (x) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09) or (y) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16) and (ii) in no event shall such financial statements or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein.

Section 4.13.         Statement as to Compliance. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date hereof, a brief certificate of its principal executive officer, principal financial officer or principal accounting officer stating whether, to such officer’s knowledge, the Company is in compliance with all covenants and conditions to be complied with by it under this Indenture. For purposes of this Section 4.13, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

When a Default has occurred and is continuing or if the Trustee, any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall deliver to the Trustee an Officers’ Certificate specifying such Default, notice or other action within 10 Business Days of its occurrence.

Section 4.14.         Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 4.02 to 4.11, Section 4.12(a) and Section 4.16, if the Holders of a majority in aggregate principal amount of the Notes at the time outstanding shall, by written direction of such Holders, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

Section 4.15.         [Reserved].

Section 4.16.         Asset Sales.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) unless:

(1)           such Asset Sale is made for Fair Market Value; and

(2)           except in the case of a Permitted Asset Swap, a Sale Leaseback or the Disposition of a Multiplex theatre, in any such Asset Sale with a purchase price in excess of the greater of (x) $50,000,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales completed or contractually agreed upon since the Issue Date, received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

(b) Within 450 days after receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1)           to the extent the assets or property disposed of in the Asset Sale constituted Collateral, to repay (i) Obligations under the Senior Credit Facilities, (ii) Obligations under the Existing First Lien Notes, (iii) Obligations under the First Lien Notes, (iv) Obligations under the Convertible Notes, (v) Obligations under the Silver Lake First Lien Notes, (vi) or any Additional First Lien Obligations and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto provided that the Company or such Restricted Subsidiary will reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any such First Lien Obligations repaid pursuant to this Section 4.16(b)(1) by redeeming Notes as provided under Section 3.08.

(2)           to the extent the assets or property disposed of in the Asset Sale did not constitute Collateral:

(i)            to repay (i) Obligations under the Senior Credit Facilities, (ii) Obligations under the Existing First Lien Notes, (iii) Obligations under the First Lien Notes, (iv) Obligations under the Silver Lake First Lien Notes or (v) any Additional First Lien Obligations and, in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto provided that the Company or such Restricted Subsidiary will reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any such First Lien Obligations repaid pursuant to this Section 4.16(b)(2)(i) by redeeming Notes as provided under Section 3.08; or

(ii)           to repay Obligations under any Senior Indebtedness (other than any Senior Indebtedness referred to in clause (2)(i) above) and in each case, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto; provided that the Company or such Restricted Subsidiary will reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any such Senior Indebtedness repaid pursuant to this Section 4.16(b)(2)(ii) by redeeming Notes as provided under Section 3.08; or

(3)           to invest in the business of the Company and its Subsidiaries (including any acquisition or other Investment permitted under this Indenture); or

(4)           any combination of the foregoing;

provided that, in the case of clause (3) above, a binding commitment or letter of intent shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Company or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless the Company or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the Asset Sale Proceeds Application Period and such Applicable Proceeds are actually applied in such manner prior to the expiration of the Commitment Application Period. To the extent Applicable Proceeds from an Asset Sale exceed amounts that are invested or applied as provided and within the time period set forth in Section 4.16(b), such excess amount will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of any Notes pursuant to clauses (1) or (2) above shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders.

(c) Notwithstanding the foregoing, in the event the Asset Sale consists of any interest in a European Subsidiary (or the assets thereof), (a) up to $150 million of the Applicable Proceeds (less (x) any Applicable Proceeds that have been applied under this clause (a) in any prior Asset Sale to which this paragraph (c) applies and (y) any Obligations of such European Subsidiary incurred pursuant to Section 4.05(b)(xv)) (the “Threshold”) may be used for the purposes described in Section 4.16(b)(3), (b) 80% of the Applicable Proceeds in excess of the Threshold (the “European Asset Sale Debt Repayment Amount”) must be used for the purposes described in Section 4.16(b)(1) or (b)(2), as applicable; provided, however, that the European Asset Sale Debt Repayment Amount that is to be used to repay the Notes must be applied in accordance with Section 3.08 and (c) 20% of the Applicable Proceeds in excess of the Threshold may be used in any combination of the foregoing. The Company or any Restricted Subsidiary must apply the European Asset Sale Debt Repayment Amount for the purposes described in Section 4.16(b)(1) or (b)(2) within 15 days of the receipt of Applicable Proceeds that result in the European Asset Sale Debt Repayment Amount (less any amounts that have previously been applied under clause (b) of the preceding sentence) to exceed $50.0 million (a “European Asset Sale Mandatory Redemption Event”).

(d) Except with respect to an Asset Sale that consists of any interest in a European Subsidiary (or the assets thereof) described in the immediately preceding paragraph, if at any time the aggregate amount of Excess Proceeds exceeds $100.0 million (an “Asset Sale Mandatory Redemption Event”), then the Company shall (a) redeem the maximum aggregate principal amount of Notes (as determined in accordance with clauses (1) and (2) above) in accordance with the procedures described under Section 3.08 and, (b) if required or permitted by the terms of any other First Lien Obligations (including the Existing First Lien Notes) and/or, to the extent that the assets or property disposed of in the Asset Sale were not Collateral, Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), within 20 Business Days of such Asset Sale Mandatory Redemption Event, offer to purchase the maximum aggregate principal amount (or accreted value, as applicable) (as determined in accordance with clauses (1) and (2) above) of such First Lien Obligations and/or Pari Passu Indebtedness, as applicable, out of the amount of the Excess Proceeds (in the case of any First Lien Obligations and/or Pari Passu Indebtedness, if applicable, in accordance with the documents governing such First Lien Obligations and/or Pari Passu Indebtedness) to the Holders of such First Lien Obligations and/or Pari Passu Indebtedness, as applicable (an “Asset Sale Offer”). The Company may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Applicable Proceeds (the “Advance Portion”).

(e) If the aggregate principal amount (or accreted value, as applicable) of Notes redeemed pursuant to Section 4.16(d) and any First Lien Notes redeemed pursuant to a similar provision in the First Lien Notes Indenture, together with, if applicable, First Lien Obligations and/or Pari Passu Indebtedness, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(f) Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.16, the Holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. For the avoidance of doubt, the Company may apply any Retained Declined Proceeds in any manner not prohibited by this Indenture and such Retained Declined Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

(g) Notwithstanding anything in this Indenture to the contrary, (i) to the extent that any of or all the Applicable Proceeds received by a Foreign Subsidiary are prohibited or delayed under any Requirements of Law from being repatriated to the Company, the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.16 and shall not constitute Excess Proceeds and may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Company (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Applicable Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.16, and (ii) to the extent that and for so long as the Company has determined in good faith that repatriation of any of or all the Applicable Proceeds would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), the Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.16 and shall not constitute Excess Proceeds and may be retained by the applicable Foreign Subsidiary; provided that when the Company determines in good faith that repatriation of any of or all the Applicable Proceeds received by a Foreign Subsidiary would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), such Applicable Proceeds shall be promptly applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.16.

(h) For purposes of clause (a)(2) of this Section 4.16 (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(1)            the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Company (or a Parent Entity) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Company (or Parent Entity) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Secured Notes Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases the Company or such Restricted Subsidiary from such liabilities;

(2)            any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale; and

(3)            any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 5% of Consolidated Total Assets for the most recently ended Test Period as of the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(i) The provisions of this Indenture relating to the Company’s obligation to redeem the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.17.         After-Acquired Collateral. From and after the Issue Date, and subject to the applicable limitations and exceptions set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any First Lien Obligations, the Company and each of the Guarantors shall concurrently grant a first-priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Secured Notes Obligations.

ARTICLE V

Successors

Section 5.01.         Merger, Consolidation, Amalgamation and Sale of All or Substantially All Assets. The Company shall not, consolidate or amalgamate with or merge with or into any other Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person unless at the time and after giving effect thereto:

(a)           either: (i) the Company shall be the continuing corporation; or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the “Surviving Entity”) shall be an entity organized or existing under the laws of the United States of America or any political subdivision thereof and treated as a corporation for U.S. federal income tax purposes, and shall, in either case, expressly assume all the Obligations of the Company under the Notes, this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement, as applicable;

(b)           immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(c)           immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) will (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to (x) the Senior Leverage Ratio set forth in Section 4.05(a), (y) the First Lien Leverage Ratio set forth in Section 4.05(b)(i)(z) or (z) the Secured Leverage Ratio set forth in Section 4.05(b)(xxix) or (ii) have (x) a Senior Leverage Ratio, (y) a First Lien Leverage Ratio or (z) a Secured Leverage Ratio, in each case, equal to or less than the Senior Leverage Ratio, First Lien Leverage Ratio or Secured Leverage Ratio, as applicable, immediately prior to such transaction;

(d)           to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Surviving Entity are assets of the type that would constitute Collateral under the Security Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents;

(e)           each Guarantor (unless it is the other party to the transactions above, in which case clause (a)(ii) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of the Notes outstanding and this Indenture pursuant to supplemental indentures.

(f)            In connection with any consolidation, merger, transfer or lease contemplated in Section 5.01(a), the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

(g)           In addition, the Company shall not permit any Guarantor to consolidate with or merge with or into any person (other than another Guarantor) and shall not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless:

(i)             the resulting, surviving or transferee Person shall be an entity organized or existing under the laws of the United States of America or any political subdivision thereof and such Person (if not such Guarantor) shall expressly assume all the obligations of such Guarantor under its Subsidiary Guarantee by supplemental indenture, executed and delivered to the Trustee, and joinders to the applicable Security Documents, the First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement;

(ii)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

(iv)           to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Guarantor will promptly as reasonably practicable using commercially reasonable efforts take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents; and

(v)            the transaction is made in compliance with Section 4.16.

Section 5.02.         Successor Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor entity formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Notes and this Indenture, with the same effect as if such successor entity had been named as the Company herein. In the event of any transaction (other than a lease) described and listed in Section 5.01 in which the Company is not the continuing entity, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Notes and this Indenture.

ARTICLE VI

Defaults and Remedies

Section 6.01.         Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

(a)           default in the payment of the principal of or premium, if any, on any Note when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or upon acceleration, redemption or otherwise;

(b)           default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)           default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary contained in this Indenture or the Security Documents (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in Section 6.01(a) or (b)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding;

(d)           (i) one or more defaults in the payment of principal on Indebtedness of the Company or any Restricted Subsidiary, in an aggregate amount of the greater of $250,000,000 or 25% of Consolidated EBITDA, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Company or any Restricted Subsidiary, in an aggregate amount of the greater of $250,000,000 or 25% of Consolidated EBITDA, shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

(e)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)            the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (e) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(g)           one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (a) $250,000,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Company, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of the Company or any Guarantor that are material to the businesses and operations of the Company and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(h)           (i) any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by the Company or any Guarantor not to be, a valid and perfected Lien on any material portion of the Collateral, except (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) as a result of the failure of the Controlling Collateral Agent or Notes Collateral Agent to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (C) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes;

(i)            any material provision of any Security Document or any Guarantee shall for any reason be asserted by the Company or any Guarantor not to be a legal, valid and binding obligation of the Company or such Guarantor other than as expressly permitted hereunder or thereunder; or

(j)            except as permitted by this Indenture, the Guarantee of any Guarantor shall cease to be in full force and effect.

Section 6.02.      Acceleration; Rescission and Annulment.

(a)            If an Event of Default (other than an Event of Default specified in Section 6.01(e) or (f)) occurs and is continuing, then and in every such case the Trustee, by notice to the Company, or the Holders of not less than 30% in aggregate principal amount of the Notes outstanding, by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. If an Event of Default specified in Section 6.01(e) or (f) occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

(b)            At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee as provided hereinafter in this Article, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i)            the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

(A)            all sums paid or advanced by the Trustee and the Notes Collateral Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee and the Notes Collateral Agent, and their agents and counsel;

(B)            all overdue interest on all Notes;

(C)            the principal of (and premium, if any, on) any Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(D)            to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(ii)           all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c)           In the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in Section 6.01(d) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (i) is Indebtedness in the form of an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (ii) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (iii) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.

(d)           If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default whether automatically or by declaration, the amount of principal of, accrued and unpaid interest and premium on the Notes that shall then be due and payable shall be equal to (x) if prior to January 15, 2023, 100% of the principal amount of the Notes then outstanding plus the Applicable Premium in effect on the date of such acceleration or (y) if on or after to January 15, 2023, the applicable redemption price in effect on the date of such acceleration, as applicable, as if such acceleration were an optional redemption of the Notes so accelerated.

(e)  Without limiting the generality of the foregoing, if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default (including an event of default relating to certain events of bankruptcy, insolvency or reorganization (including the acceleration of claim by operation of law)), the Applicable Premium or the redemption price applicable with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed and shall constitute part of the Secured Notes Obligations in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. If the Applicable Premium or applicable redemption price, as applicable, becomes due and payable, it shall be deemed to be principal of the Notes; and interest at the rate provided for in the Notes shall accrue on the full principal amount of the Notes (including the Applicable Premium or applicable redemption price, as applicable,) from and after the applicable triggering event, including in connection with certain events of bankruptcy, insolvency or reorganization of the Company. Any premium payable above shall be presumed to be liquidated damages sustained by each holder as the result of the acceleration of the Notes and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the premium to holders as herein described is a material inducement to holders to purchase the Notes.

Section 6.03.        Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04.        Waiver of Past Defaults. Subject to Section 6.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class by notice to the Trustee may waive an existing Default and its consequences under this Indenture and the Security Documents, except (a) a Default in the payment of the principal of or interest on a Note held by a non-consenting Holder, (b) a Default arising from a failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.11, or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05.        Control by Majority. Subject to the First Lien Intercreditor Agreement, Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or Notes Collateral Agent with respect to the Notes. However, the Trustee or the Notes Collateral Agent, as applicable may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Notes Collateral Agent, as applicable in personal liability. Prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification, in its sole discretion, against all losses and expenses caused by taking or not taking such action.

Section 6.06.        Limitation on Suits. Subject to the First Lien Intercreditor Agreement, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)           such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting together as a single class shall have made a written request, and such Holder or Holders shall have offered, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) to be incurred in compliance with such request, to the Trustee to pursue such proceeding as trustee; and

(c)           the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.

The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or interest on such Notes on or after the applicable due date specified in such Note. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.        Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcements of the payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08.        Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09.        Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10.        Priorities. Subject to the provisions of the First Lien Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee and the Notes Collateral Agent, in each case for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.        Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12.        Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

Section 7.01.        Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, and will be protected in acting or refraining from acting upon, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this subsection (c) does not limit the effect of subsection (b) of this Section 7.01;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b) and (c) of this Section 7.01.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

Section 7.02.        Rights of Trustee. Subject to the provisions of Section 7.01:

(a)           The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) that might be incurred by it in compliance with such request or direction.

(f)            In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The Trustee shall not be required to give a note, bond or surety in respect of the trusts and powers under this Indenture.

(i)            The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(j)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(k)            The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

Section 7.03.        Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliate with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04.        Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05.        Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06.        Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2021, and in any event prior to March 31 in each year thereafter, the Trustee shall mail to each Holder a brief report dated as of March 31 each year that complies with TIA Section 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA Section 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07.        Compensation and Indemnity. The Company shall pay to the Trustee and any predecessor Trustee from time to time such compensation for its services as shall from time to time be agreed to in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all documented out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the documented compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all loss, liability or expense (including documented attorneys’ fees) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expenses or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section shall survive the resignation or removal of the Trustee and the termination of this Indenture.

Section 7.08.        Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged bankrupt or insolvent;

(c)           a receiver or other public officer takes charge of the Trustee or its property; or

(d)           the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.        Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated; any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10.        Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least the minimum amount required by the TIA. The Trustee shall comply with TIA Section 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

For purposes of this Section 7.10 and clause (i) of the first proviso contained in TIA Section 310(b), the indenture, dated as of June 5, 2015, as amended, among AMC Entertainment Inc. and U.S. Bank National Association providing for the issuance of the 5.75% Senior Subordinated Notes due 2025, the indenture, dated as of November 8, 2016, as amended, among the Company, the guarantors party thereto and U.S. Bank National Association providing for the issuance of the 5.875% Senior Subordinated Notes due 2026 and the 6.375% Senior Subordinated Notes due 2024, the indenture, dated as of March 17, 2017, as amended, among the Company, the guarantors party thereto and U.S. Bank National Association providing for the issuance of the 6.125% Senior Subordinated Notes due 2027 and the indenture, dated as of September 14, 2018, as amended, among the Company, the guarantors party thereto and U.S. Bank National Association providing for the issuance of the 2.95% Convertible Senior Notes due 2024 are hereby deemed to be specifically described.

Section 7.11.        Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b): A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

ARTICLE VIII

Discharge of Indenture; Defeasance

Section 8.01.        Discharge of Liability on Notes; Defeasance.

(a)           When (i) either (A) all outstanding Notes that have been authenticated (other than Notes replaced pursuant to Section 2.07 and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (B) all Notes under this Indenture that have not been delivered to the Trustee for cancellation have become due and payable, whether at the Maturity Date or upon redemption or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Article Three and the Company irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium and accrued interest to the Maturity Date or redemption date; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Notes; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at the Maturity Date or the redemption date, as the case may be, then upon demand of the Company (accompanied by an Officers’ Certificate and an Opinion of Counsel, at the cost and expense of the Company, to the Trustee stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Notes and the Liens on the Collateral securing the Notes will be released and the Trustee shall acknowledge satisfaction and discharge of this Indenture.

(b)            Subject to Sections 8.01(c) and 8.02, the Company may, at its option, and at any time elect to (i) have the obligations of the Company discharged with respect to all outstanding Notes and the applicable Security Documents and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee, and have Liens on the Collateral securing the Notes released (“legal defeasance option”) or (ii) have the obligations of the Company and the Guarantors released under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.16, 4.17, 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.01(f) and 5.01(g) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), (d), (e) (solely with respect to Restricted Subsidiaries), (f) (solely with respect to Restricted Subsidiaries), (g), (h), (i) and (j).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)           Notwithstanding subsections (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.01, 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.

Section 8.02.        Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(a)           The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 who shall agree to comply with the provisions of this Article Eight applicable to it) as trust funds in trust for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay the principal of (and premium, if any) and interest on the outstanding Notes on the Maturity Date (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Securities to said payments with respect to the Notes. Before such a deposit, the Company may give the Trustee, in accordance with Section 3.01 hereof, a notice of its election to redeem all of the outstanding Notes at a future date in accordance with Article Three;

(b)           in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)           in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)           No Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit; and

(e)           the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article Eight have been complied with.

Section 8.03.        Application of Trust Money.

The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited money and the money from Government Securities, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

Section 8.04.        Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.05.        Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities, or the principal and interest received on such Government Securities, other than such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06.        Reinstatement. If the Trustee or Paying Agent is unable to apply any money, Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article Eight; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

Section 9.01.        Without Consent of Holders. The Company, any Guarantor (with respect to its Subsidiary Guarantee, this Indenture, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or the Security Documents to which it is a party and excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor), the Trustee and the Notes Collateral Agent, without the consent of any Holders, may amend the Notes, the Subsidiary Guarantee, this Indenture, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or the Security Documents, for any of the following purposes:

(a)           to cure any ambiguity, omission, defect or inconsistency;

(b)           to comply with Section 5.01;

(c)           to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(d)           to provide for the assumption of the Company or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or any Security Document;

(f)            to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(g)           to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(h)           to make any change that does not adversely affect the rights of any Holder;

(i)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(j)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor paying agent hereunder pursuant to the requirements hereof;

(k)           to add a Guarantor, a guarantee of a Parent Entity or a co-obligor of the Notes under this Indenture, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and/or the Security Documents;

(l)            to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(m)          to add Collateral with respect to any or all of the Notes and/or the Subsidiary Guarantees;

(n)           to release any Guarantor from its Subsidiary Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(o)           to release any Collateral from the Lien securing the Notes when permitted or required by the Security Documents, this Indenture (including pursuant to Section 4.07(b) and including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes) or the First Lien Intercreditor Agreement;

(p)           to comply with the rules of any applicable securities depositary;

(q)           to add any Additional First Lien Secured Parties to any Security Documents or the First Lien Intercreditor Agreement or add any junior lien secured parties to any First Lien/Second Lien Intercreditor Agreement;

(r)            in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or any First Lien/Second Lien Intercreditor Agreement, or to modify any such legend as required by the First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement;

(s)          with respect to the Security Documents, the First Lien Intercreditor Agreement and First Lien/Second Lien Intercreditor Agreement, as provided in the relevant Security Document, First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, as applicable; or

(t)           to provide for the succession of any parties to the Security Documents, the First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Credit Facilities or any other agreement that is not prohibited by this Indenture.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreements that affect its own rights, duties or immunities under this Indenture or otherwise.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02.       With Consent of Holders. The Company, the Guarantors and the Trustee and the Notes Collateral Agent may modify or amend this Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and the other Security Documents and may waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any Subsidiary Guarantee, the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or any Security Document, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including any consents or waivers obtained in connection with a purchase of, or tender offer (including a Change of Control Offer) or exchange offer for, the Notes). However, without the consent of each Holder affected thereby, a modification or amendment may not:

(a)          change the Maturity Date of the principal of, or the time for payment of any installment of interest on, any Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Notes or any premium or the interest thereon is payable;

(b)          reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Payment;

(c)          amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the stated maturity or redemption date of any such Notes;

(d)          reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture; or

(e)          modify any of the provisions of this Section 9.02 or Sections 6.04, 6.05, 6.07 or 4.14, except to increase the percentage of outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby.

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or (B) change or alter the priority of the Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

Upon the request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Company in the execution of such amended or supplemental indenture or security documents or intercreditor agreements unless such amended or supplemental indenture or security documents or intercreditor agreements directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

In addition, Holders will be deemed to have consented for purposes of the Security Documents and the First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, and the Notes Collateral Agent and the Trustee will be authorized, to amend or supplement the Security Documents to add additional secured parties to the extent Liens securing Indebtedness and other Obligations held by such parties are permitted under this Indenture. In executing any such amendment, supplement, consent or waiver to the First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement or Security Document or in entering into a new intercreditor agreement or Security Document, the Trustee and Notes Collateral Agent shall be entitled to receive and (subject to their duties set forth in this Indenture) shall be fully protected in relying upon an Officers’ Certificate stating that the execution of such amendment, supplement, consent or waiver or new agreement is authorized or permitted by the First Lien Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement, as applicable, and/or Security Document, as the case may be, and complies with the provisions thereof and of this Indenture. Notwithstanding anything in this Indenture to the contrary, no opinion of counsel shall be required in connection with the execution by the Trustee or Notes Collateral Agent of any such amendment, supplement, consent waiver or other modification to the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and/or the Security Documents or the entering into of a new intercreditor agreement or Security Document.

After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03.       [Reserved].

Section 9.04.       Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. Such record date shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date.

For all purposes of this Indenture, all Initial Notes and Additional Notes shall vote together as one series of Notes under this Indenture.

Section 9.05.       Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.06.       Trustee To Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amendment authorized pursuant to this Article Nine if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it, in its sole discretion, and to receive, in addition to the documents required by Section 13.04 and (subject to Section 7.01) shall be fully protected in relying upon and shall be entitled to receive, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture. Notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel shall be required in connection with the execution by the Trustee or Notes Collateral Agent of any such amendment, supplement, consent waiver or other modification to the First Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and/or the Security Documents or the entering into of a new intercreditor agreement or Security Document.

ARTICLE X

Reserved

ARTICLE XI

Guarantee

Section 11.01.     Subsidiary Guarantee. Subject to the provisions of this Article Eleven, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture and the Notes (including, without limitation, any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees that the Guarantor Obligations will rank equally in right of payment with other indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guarantor Obligations. Each Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article Eleven notwithstanding any extension or renewal of any Guarantor Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for non-payment. Each Guarantor waives notice of any default under the Notes or the Guarantor Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under, this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal granted; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Subject to the provisions of Section 4.10, each Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Subsidiary Guarantee in compliance with Section 11.03 hereof. Each Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Subsidiary Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 11.01.

Section 11.02.     Execution and Delivery. To further evidence its Subsidiary Guarantee, each Subsidiary and other Person that is required to become a Guarantor hereby agrees to (x) execute this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, execute a supplement to this Indenture, substantially in the form of Exhibit D hereto and deliver it to the Trustee. Concurrently with the execution and delivery of (x) this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, any supplemental indenture to this Indenture, each Guarantor who executes such supplemental indenture agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

Each of the Guarantors hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Guarantor’s Subsidiary Guarantee of such Note shall nevertheless be valid,

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 11.03.     Limitation on Liability; Termination, Release and Discharge.

(a)          Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)          Each Guarantor shall be automatically and unconditionally released and discharged from its obligations under this Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall be automatically and unconditionally terminate, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor or the termination of such Subsidiary Guarantee:

(i)           upon any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (x) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all of the assets of such Guarantor to a Person that is not the Company or a Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is made in compliance with the applicable provisions of this Indenture (including any amendments thereof);

(ii)          upon such Guarantor becoming an Excluded Subsidiary;

(iii)         upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv)         upon the Company exercising its legal defeasance option or covenant defeasance option in accordance with Article Eight or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(v)          upon the merger, amalgamation, consolidation or winding up of such Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Guarantor; or

(vi)         as described under Article Nine hereof.

Section 11.04.     Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.04 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 11.05.     No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XII

Collateral

Section 12.01.     Security Documents.

(a)          The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Secured Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents, the First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement on the Issue Date and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement and any of the other Security Documents, the applicable Intercreditor Agreement shall control. Each Holder, by its acceptance of a Note, (a) agrees that it will be subject to and bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement and (b) authorizes and instructs the Notes Collateral Agent to enter into the First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement on the Issue Date as the Notes Collateral Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Guarantors shall, at their sole expense, take all actions and make all filings (including filing Uniform Commercial Code (including amendments and continuation statements) and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof), as security for the Obligations of Company and the Guarantors to the secured parties under this Indenture, the Notes, the Subsidiary Guarantees, the Intercreditor Agreements and the Security Documents, of a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(b)          It is understood and agreed that prior to the Discharge of First Lien Obligations that are Credit Agreement Obligations, to the extent that the First Lien Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the Collateral or makes any determination in respect of any matters relating to the Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets or the provision of any guarantee by any Subsidiary (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the Senior Credit Facilities), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the First Lien Collateral Agent in respect of any such matters under the Senior Credit Facilities shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

Section 12.02.     Release of Collateral.

(a)          Collateral may be released from the Liens and security interests created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreements and this Indenture, the Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Subsidiary Guarantees under any one or more of the following circumstances:

(i)           upon consummation of the sale, transfer or other disposition of such Collateral by the Company or a Guarantor to any Person other than the Company or a Guarantor, to the extent such sale, transfer or other disposition is not prohibited under this Indenture;

(ii)          in the case of a Guarantor that is released from its Subsidiary Guarantee pursuant to the terms of this Indenture, with respect to the property and other assets of such Guarantor, upon the release of such Guarantor from its Subsidiary Guarantee;

(iii)         with respect to Collateral that is Capital Stock, upon (i) the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or (ii) upon the designation by the Company of such issuer of Capital Stock as an Unrestricted Subsidiary under this Indenture;

(iv)         with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;

(v)          in accordance with Section 4.07(b);

(vi)         to the extent the Liens on the Collateral securing the Credit Agreement Obligations are released by the First Lien Collateral Agent (other than any release by, or as a result of, payment of the Credit Agreement Obligations), upon the release of such Liens;

(vii)        in connection with any enforcement action taken by the Controlling Collateral Agent in accordance with the terms of the First Lien Intercreditor Agreement; or

(viii)       as described under Article Nine.

(b)          The Liens on the Collateral securing the Notes and the Subsidiary Guarantees also shall automatically and without the need for any further action by any Person be terminated and released:

(i)           upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations in respect of the Notes under this Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii)          upon a legal defeasance or covenant defeasance with respect to the Notes under this Indenture as described below under Sections 8.01(b) and 8.02, or a satisfaction and discharge of this Indenture as described under Section 8.01(a); or

(iii)         pursuant to the First Lien Intercreditor Agreement and the Security Documents with respect to the Notes.

(c)          In addition, any Lien on any Collateral may be (i) released or subordinated to the holder of any Lien on such Collateral that is created, incurred or assumed pursuant to clauses (iv), (viii)(A) or (xxii) of the definition of “Permitted Liens” to the extent required by the terms of the obligations secured by such Liens and (ii) subordinated to any Lien on any Mortgaged Property if required under the terms of any lease, easement, right of way or similar agreement effecting the Mortgaged Property provided such lease, easement, right of way or similar agreement is permitted by Section 4.07.

(d)          With respect to any release of Collateral, upon receipt of an Officers’ Certificate stating that all conditions precedent under this Indenture and the Security Documents to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate.

Section 12.03.     Suits to Protect the Collateral.

Subject to the provisions of Article Seven and the Security Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)          enforce any of the terms of the Security Documents; and

(b)          collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04.     Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05.     Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Twelve to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.06.     Power Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article Twelve; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07.     Certain Limits on Collateral.

Notwithstanding anything in this Indenture or any other Security Document, it is understood and agreed that:

(a)          Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Issue Date;

(b)          control agreements or other control or similar arrangements shall not be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than certain certificated securities);

(c)          no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title;

(c)          no perfection actions shall be required with respect to commercial tort claims with a value less than $15,000,000 and no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $15,000,000;

(d)          no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiaries and foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(e)          no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); and

(f)           neither the Company nor any Guarantor shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters.

Section 12.08.     Notes Collateral Agent.

(a)          The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)          None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)          The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)          The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take only such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f)           The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)          The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co- Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)          The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, including joinders and supplements thereto, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i)           If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article Six, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j)           The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article Nine of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)          The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)           If the Company or any Guarantor (i) incurs any obligations in respect of junior priority obligations at any time when no First Lien/Second Lien Intercreditor Agreement is in effect and (ii) delivers to the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Notes Collateral Agent to enter into the First Lien/Second Lien Intercreditor Agreement in favor of a designated agent or representative for the holders of the junior priority obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required pursuant to this Section 12.08(l) in connection with the applicable Intercreditor Agreements (including pursuant to a joinder thereto) to be entered into.

(m)         No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity reasonably satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)          The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)          Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)          The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q)          The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r)          Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto, to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document or amendment or supplement thereto have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents or amendment or supplement thereto.

(s)          Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)           After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u)          The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)          In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)         Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)           Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of this Section 12.08 and Sections 13.04 and 13.05; provided that no Officer’s Certificate shall be required in connection with the Security Documents, the First Lien Intercreditor Agreement or the First Lien/Second Lien Intercreditor Agreement to be entered by the Notes Collateral Agent on the Issue Date. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

(y)          Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents, and shall solely act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral.

(z)          The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

(aa)        The Company and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Company pursuant to Section 4.13) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Company and the Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

ARTICLE XIII

Miscellaneous

Section 13.01.     [Reserved].

Section 13.02.     Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, KS 66211
Attention: General Counsel

if to the Trustee:

U.S. Bank Corporate Trust Services

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Attention: Donald T. Hurrelbrink

With a copy to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Facsimile: (612) 335-1657

Attention: Adam D. Maier

provided, however, that any reports provided pursuant to Section 4.12 may be communicated via email to the following address: donald.hurrelbrink@usbank.com (or to the email address of the then current representative of the Trustee).

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

All notices, approvals, consents, requests and any communications under this Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

Section 13.03.     Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04.     Certificate and Opinion as to Conditions. Except as otherwise specified in this Indenture, upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)          an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05.     Statements Required in Certificate or Opinions. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by, the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument

Section 13.06.     When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07.     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.

Section 13.08.     Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the States of New York or Missouri. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.09.     Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10.     No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company and the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 13.11.     Successors. All agreements of the Company any each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12.     Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13.     Reliance on Financial Data. In computing any amounts under this Indenture: (a) to the extent relevant, the Company shall use audited financial statements of the Company, its Subsidiaries, any Person that would become a Subsidiary in connection with the transaction that requires the computation and any Person from which the Company or a Subsidiary has acquired an operating business, or is acquiring an operating business in connection with the transaction that requires the computation (each such Person whose financial statements are relevant in computing any particular amount, a “Relevant Person”) for the period or portions of the period to which the computation relates for which audited financial statements are available on the date of computation and unaudited financial statements and other current financial data based on the books and records of the Relevant Person or Relevant Persons, as the case may be, to the extent audited financial statements for the period or any portion of the period to which the computation relates are not available on the date of computation; and (b) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of any Relevant Person that are available on the date of the computation.

Section 13.14.     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.15.     Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMC CARD PROCESSING SERVICES, INC. AMC ITD, LLC AMC LICENSE SERVICES, LLC AMERICAN MULTI-CINEMA, INC. as Guarantors

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Chief Financial Officer

SIGNATURE PAGE TO INDENTURE

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President

SIGNATURE PAGE TO INDENTURE

EXHIBIT A

PROVISIONS RELATING TO INITIAL NOTES

I.             DEFINITIONS

For the purposes of this Exhibit A the following terms shall have the meanings indicated below:

“Additional Notes” means the 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026, to be originally issued from time to time in one or more series as provided for in this Indenture.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme.

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(e)(i).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee and (ii) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable 40 consecutive days.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes” means the Rule 144A Global Note, the Regulation S Global Note and the IAI Global Note with respect to the notes.

“Global Notes Legend” means the legend appearing under such title on Appendix 1 to this Exhibit A.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IAI Notes” means all Initial Notes offered and sold to IAIs in reliance on Rule 4(a)(2) under the Securities Act.

“Initial Notes” means the 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 in the aggregate principal amount of $100,000,000, issued on January 15, 2021.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means any of the restricted securities legends set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 4(a)(2) or Rule 144A.

“Notes” means the Initial Notes, PIK Notes and the Additional Notes treated as a single class.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to a Global Note or any successor person thereto, who shall initially be the Trustee, with respect to the Global Notes.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(e)(i) hereto.

1.1            Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(c)
“Global Notes”	2.1(b)
“IAI Global Notes”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Rule 144A Global Notes”	2.1(b)

II.            THE NOTES

2.1           Form and Dating. (a) The Initial Notes issued on the date hereof will be privately placed by the Company and any Additional Notes will be offered and sold by the Company, from time to time, pursuant to one or more purchase agreements. Unless registered or exempt from registration under the Securities Act, the Initial Notes and any Additional Notes will be resold, initially only to QIBs in reliance on Rule 144A, institutions which are an “accredited investor” within the meaning of subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act and to non-U.S. persons in reliance on Regulation S. Initial Notes and Additional Notes so issued may thereafter be transferred to, among others, QIBs, institutional “accredited investors” and purchasers in reliance on Regulation S, subject to the restrictions on transfers set forth herein.

(b)           Global Notes. Each series of Rule 144A Notes shall be issued initially in the form of one or more permanent global notes in fully registered form (the “Rule 144A Global Note”), Regulation S Notes shall be issued initially in the form of one or more global Regulation S Global Notes (the “Regulation S Global Note”) and IAI Notes shall be issued initially in the form of one or more global IAI Global Notes (the “IAI Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Note, IAI Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominees and on the schedules thereto as hereinafter provided.

(c)           Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository pursuant to instructions of the Depository, or held by the Securities Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Securities Custodian or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)           Definitive Notes. Except as provided in Section 2.3, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2           Authentication. The Trustee shall authenticate and deliver: (a) Initial Notes for original issue in an aggregate principal amount of $100,000,000, (b) any Additional Notes or PIK Notes, if and when issued pursuant to this Indenture; in each case upon a written order of the Company signed by two Officers. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or PIK Notes.

2.3           Transfer and Exchange. (a)  Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(i)            to register the transfer of such Definitive Notes; or

(ii)           to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)            shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)            are being transferred, or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)            if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)            if such Definitive Notes are being transferred to the Company, a certification to that effect; or

(C)            if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904, (i) a certification to that effect and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)           Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with;

(i)            certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A, (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (3) to an institution that is an IAI, which certification shall be accompanied by a signed letter substantially in the form of Exhibit B; and

(ii)           written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Note represented by the Global Note, such instructions to contain information regarding the Depository to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c)           Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the procedures of the Depository containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii)           If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.

(iii)          Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

(iv)          In the event that a Global Note is exchanged for Notes in definitive registered form pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse, of the Initial Notes or Additional Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(v)           In addition, in the case of a transfer of a beneficial interest in a Regulation S Global Note, or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

(d)           Restrictions on Transfer of Regulation S Global Note. (i)  Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Notes to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii)           Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)           Legend.

(i)            Except as permitted by the following clauses (ii) and (iii), each certificate evidencing the Global Notes and the Definitive Notes and the Regulation S Global Note (prior to the expiration of the Distribution Compliance Period) (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:

The security (or its predecessor) evidenced hereby was originally issued in a transaction exempt from registration under Section 5 of the United States Securities Act of 1933, as amended (the “Securities Act”), and the security evidenced hereby may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. Each purchaser of the security evidenced hereby is hereby notified that the seller may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder. The holder of the security evidenced hereby agrees for the benefit of the Company that (A) such security may be resold, pledged or otherwise transferred, only (1)(a) inside the United States to a person who the seller reasonably believes is a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A under the Securities Act, (b) outside the United States to a foreign person in transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (c) to an institution which is an “accredited investor” within the meaning of subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring the security for its own account or for the account of such an accredited investor, (d) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (e) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Company if the Company so requests), (2) to the Company or (3) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction and (B) the holder will, and each subsequent holder is required to, notify any purchaser of the security evidenced hereby of the resale restrictions set forth in clause (A) above. No representation can be made as to the availability of the exemption provided by Rule 144 for resale of the security evidenced hereby.

Each Note issued with original issue discount (within the meaning of Section 1273 of the Code) will also bear the following additional legend:

THIS SECURITY HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE SECURITY, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SECURITY AND (3) THE YIELD TO MATURITY OF THE SECURITY. HOLDERS SHOULD CONTACT THE ISSUER AT AMC ENTERTAINMENT HOLDINGS, INC., ONE AMC WAY, 11500 ASH STREET, LEAWOOD, KS 66211, ATTENTION: GENERAL COUNSEL.

Prior to the Distribution Compliance Period, each Regulation S Global Note will also bear the following additional legend:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note will also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)           Upon any sale or transfer of a, Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904:

(A)           in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B)            in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the beneficial owner thereof to exchange such Transfer Restricted Note for a beneficial interest in a Global Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii)          Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear any Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(f)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(g)           Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes, Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii)           No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or registration of transfer pursuant to Sections 3.06, 4.11 and 9.05 of this Indenture).

(iii)          The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 10 days before the mailing of a notice of redemption or an offer to repurchase Notes or 10 days before an interest payment date.

(iv)          Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v)           All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(h)           No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4           Certificated Notes.

(a)           Any Global Note deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1(b) shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) a Default or an Event of Default has occurred and is continuing under this Indenture or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b)           Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge (although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith), and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Certificated Notes issued in exchange for any portion of a Global Notes transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000, and integral multiples of $1.00, in excess thereof and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(c), bear the restricted securities legend set forth in Appendix I to this Exhibit A.

(c)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d)           In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

APPENDIX I
to EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]
[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Transfer Restricted Notes Legend]

The security (or its predecessor) evidenced hereby was originally issued in a transaction exempt from registration under Section 5 of the United States Securities Act of 1933, as amended (the “Securities Act”), and the security evidenced hereby may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. Each purchaser of the security evidenced hereby is hereby notified that the seller may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder. The holder of the security evidenced hereby agrees for the benefit of the Company that (A) such security may be resold, pledged or otherwise transferred, only (1)(a) inside the United States to a person who the seller reasonably believes is a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A under the Securities Act, (b) outside the United States to a foreign person in transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, (c) to an institution which is an “accredited investor” within the meaning of subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act that is acquiring the security for its own account or for the account of such an accredited investor, (d) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (e) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Company if the Company so requests), (2) to the Company or (3) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction and (B) the holder will, and each subsequent holder is required to, notify any purchaser of the security evidenced hereby of the resale restrictions set forth in clause (A) above. No representation can be made as to the availability of the exemption provided by Rule 144 for resale of the security evidenced hereby.

[Regulation S Legend]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[OID Legend]

THIS SECURITY HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE SECURITY, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SECURITY AND (3) THE YIELD TO MATURITY OF THE SECURITY. HOLDERS SHOULD CONTACT THE ISSUER AT AMC ENTERTAINMENT HOLDINGS, INC., ONE AMC WAY, 11500 ASH STREET, LEAWOOD, KS 66211, ATTENTION: GENERAL COUNSEL.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF FACE OF INITIAL NOTE]

15%/17% CASH/PIK TOGGLE FIRST LIEN SECURED NOTES DUE 2026

No.	CUSIP No.: ISIN:

AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of $ (         ) on April 24, 2026.

Interest Payment Dates: July 15 and January 15, commencing July 15, 2021.

Record Dates: July 1 and January 1.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the         day of                            .

AMC ENTERTAINMENT HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank National Association, as Trustee,
certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Officer

Additional provisions of this Note are set forth on the other side of this Note.

[FORM OF REVERSE SIDE OF INITIAL NOTE]

15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026

1.             Interest.

AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above (subject to the remainder of this section). The Company will pay interest semiannually, in arrears, on July 15 and January 15 of each year, commencing July 15, 2021. The Notes will bear cash interest (“Cash Interest”) at a rate of 15% per annum payable semi-annually in arrears; provided, interest for the first three interest payment dates following the Issue Date may, at the Company’s option (a “PIK Election”), be paid by increasing the principal amount of the outstanding Notes or if, and in the limited circumstances where, the Notes are no longer held in global form, by issuing additional Notes (“PIK Notes”) (rounded up to the nearest $1.00) (“PIK Interest”) under the Indenture, having the same terms and conditions as the Initial Notes (in each case, a “PIK Payment”), in either case at a rate of 17% per annum. For all interest periods after the first three interest periods, interest will be payable solely in cash at a rate of 15% per annum. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

If an Event of Default shall have occurred and is continuing (including but not limited to the failure of Issuer to make a payment of principal or interest when due or the occurrence of an applicable bankruptcy or other insolvency proceeding), interest shall accrued on the outstanding amount of the Notes at the Default Rate (both before and after Note Trustee has obtained a judgment with respect to the Notes), to the full extent permitted by applicable law. Payment or acceptance of the increased rates provided for in this section is not a permitted alternative to timely payment or full performance by the Company and shall not constitute a waiver of any Default or Event of Default or an amendment to this Indenture or any or otherwise prejudice or limit any rights or remedies of the Trustee or the Holders.

2.             Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the July 1 or January 1 next preceding the interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Company will pay principal and Cash Interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments in respect of the Notes represented by a Global Note (including principal, premium and Cash Interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company (the “Depository”). The Company will make all cash payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that cash payments on the Notes may also be made, in the case of a Holder of at least $2,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

At all times, PIK Interest on the Notes shall be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depository (or any successor depository) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable interest payment date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) at the request of the Company to increase the principal amount of the outstanding Global Note and (ii) with respect to Definitive Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of the PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of holders.

Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the same maturity date as the Notes issued on the Issue Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

3.             Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Notes under an Indenture dated as of January 15, 2021 (the “Indenture”), among the Company, the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are senior secured obligations of the Company and can be issued in an initial amount of up to $100,000,000 and additional amounts as part of the same series under the Indenture which are unlimited (subject to Sections 2.01 and 2.10 of the Indenture). The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of the Company’s assets. These limitations are subject to significant exceptions.

5.             Mandatory Redemption.

The Company shall only be required to make a mandatory redemption with respect to the Notes as provided in Sections 3.08 and 4.16 of the Indenture.

6.             Optional Redemption.

Except as set forth herein, the Notes may not be redeemed prior to January 15, 2023. On and after that date, the Company may redeem the Notes in whole at any time or in part from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on January 15 of the years set forth below:

Period	Redemption Price
2023	107.500%
2024	103.750%
2025 and thereafter	100.000%

Prior to January 15, 2023 the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 115.000% of the principal amount thereof with the net cash proceeds of one or more Equity Offerings, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)            at least 65% of the original aggregate principal amount of the Initial Notes remains outstanding after each such redemption; and

(2)            the redemption occurs within 120 days after the closing of such Equity Offering.

In addition at any time and from time to time prior to January 15, 2023, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be sent to Holders of the Notes called for redemption not less than 10 or more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.

The Company may redeem the Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur. In addition, notice of any redemption of, or any offer to purchase, the Notes may, at the Company’s discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, the Company may provide in such notice or offer that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Notes are registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

7.             Sinking Fund

The Notes are not subject to any sinking fund.

8.             Notice of Redemption

Notice of redemption shall be sent to the holders electronically or by first class mail, with a copy to the Trustee or the Registrar, as applicable, to each holder of Notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of the Depository not less than 10 nor more than 60 days prior to the redemption date; provided that, in the case of an Asset Sale Mandatory Redemption or a European Asset Sale Mandatory Redemption, such notice must be sent not less than 5 days prior to the Asset Sale Mandatory Redemption Date or European Asset Sale Mandatory Redemption Date, as applicable. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. Notes in denominations larger than $2,000 may be redeemed in part but only in integral multiples of $1.00. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

9.             Repurchase at the Option of Holders upon Change of Control

Upon a Change of Control, the Company will be required to make an offer, subject to certain conditions specified in the Indenture, to repurchase all the Notes of each Holder at a purchase price equal to 101% of the principal amount of Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

10.           Denominations; Transfer; Exchange

The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Note for a period of 10 days prior to a selection of Notes to be redeemed or 10 days before an interest payment date.

11.           Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.           Unclaimed Money

If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.           Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.           Amendment, Supplement and Waiver

The Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented as provided in the Indenture.

15.           Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.

16.           Security.

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after Issue Date, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

17.           Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

18.           No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.           Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.           Governing Law

THE INDENTURE, THIS NOTE AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.           ISINs and CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISINs and/or CUSIP numbers to be printed on the Notes and has directed the Trustee to use ISINs and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A Holder of Notes may upon written request and without charge to the Holder receive a copy of the Indenture which has in it the text of this Note. Requests may be made to: Kevin M. Connor, General Counsel, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint          agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while the Notes are Transfer Restricted Notes after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐            (1) pursuant to an effective registration statement under the Securities Act of 1933; or

☐            (2) to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

☐            (3) outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

☐            (4) pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933;

☐            (5) (i) pursuant to and in compliance with an exemption from the registration requirements of the Securities Act of 1933 other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State in the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act; or

☐            (6) to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements in the form attached as Exhibit C to the Indenture.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if boxes (3), (4) or (5) are checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:

Your Signature:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $             . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

A-22

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 (Change of Control) of the Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 of the Indenture, state the amount:

$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

A-23

EXHIBIT B

Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S

U.S. Bank National Association
60 Livingston Avenue

St. Paul, Minnesota, 55107-1419

Attention: Donald T. Hurrelbrink

Re:	AMC Entertainment Holdings, Inc. (the “Company”) 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)          the offer of the Notes was not made to a person in the United States;

(2)          either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)          no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)          we have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

B-1

EXHIBIT C

[FORM OF]
TRANSFEREE LETTER OF REPRESENTATION

U.S. Bank National Association
60 Livingston Avenue

St. Paul, Minnesota, 55107-1419

Attention: Donald T. Hurrelbrink

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[       ] principal amount of the 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 (the “Securities”) of AMC Entertainment Holdings, Inc. (the “Issuer”).

Upon transfer, the Securities would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

(1)            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Securities, and we are acquiring the Securities not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we invest in or purchase securities similar to the Securities in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

C-1

(2)            We understand that the Securities have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Securities to offer, sell or otherwise transfer such Securities prior to the date that is one year after the later of the date of original issue and the last date on which either the Issuer or any affiliate of such Issuer was the owner of such Securities (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Security evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Securities is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Securities pursuant to clause 2(b), 2(c) or 2(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated: _________________

TRANSFEREE: ___________________,

By: ____________________________________

C-2

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

This Supplemental Indenture, dated as of [             ], 20    (this “Supplemental Indenture”) among [name of future Guarantor] (the “Subsidiary Guarantor”), a subsidiary of AMC Entertainment Holdings, Inc. (together with its successors and assigns, the “Company”) and U.S. Bank National Association, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee and Notes Collateral Agent have heretofore executed and delivered an Indenture, dated as of January 15, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 of the Company (the “Notes”);

WHEREAS, Section 4.10 of the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1         Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1         Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2          Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Articles Eleven of the Indenture on a senior secured basis.

D-1

ARTICLE III

Miscellaneous

SECTION 3.1          Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2          Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3          Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5         Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this [First] Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6          Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7          Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

[GUARANTOR],
as a Guarantor

By:
Name:
Title:
[Address]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-3

EXHIBIT E

Form of Security Agreement

E-1

Exhibit E

SECURITY AGREEMENT

dated as of

January 15, 2021,

among

AMC ENTERTAINMENT HOLDINGS, INC.,

THE OTHER GRANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01	Defined Terms	1
SECTION 1.02	Other Defined Terms	1

ARTICLE II

Pledge of Securities

ARTICLE III

Security Interests in Personal Property

ARTICLE IV

Remedies

SECTION 4.01	Remedies upon Default	15
SECTION 4.02	Application of Proceeds	16
SECTION 4.03	Grant of License to Use Intellectual Property	17
SECTION 4.04	Securities Act	17

ARTICLE V

Miscellaneous

SECTION 5.01	Notices	18
SECTION 5.02	Waivers; Amendment	18
SECTION 5.03	Notes Collateral Agent’s Fees and Expenses; Indemnification	18
SECTION 5.04	Successors and Assigns	19
SECTION 5.05	Survival of Agreement	19

-i-

Schedules

Schedule I	Grantors
Schedule II-A	Pledged Equity Interests
Schedule II-B	Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

-ii-

SECURITY AGREEMENT dated as of January 15, 2021 (this “Agreement”), among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the “Issuer”), the other GRANTORS from time to time party hereto and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).

Reference is made to that certain Indenture, dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified, the “Indenture”), among the Issuer, the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee on behalf of the Holders of the Notes (as defined below) and Notes Collateral Agent, relating to the Issuer’s $100,000,000 aggregate principal amount of 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 (the “Initial Notes” and, together with any Additional Notes issued under the Indenture, collectively, the “Notes”). The Grantors (other than the Issuer) are Affiliates of the Issuer and will derive substantial benefits from the execution, delivery and performance of the obligations under the Indenture and the Notes and each is, therefore, willing to enter into this Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01      Defined Terms.

(a)            Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Indenture; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC.

(b)            The rules of construction specified in the Indenture also apply to this Agreement, mutatis mutandis.

SECTION 1.02      Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 3.03.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Controlling Collateral Agent” has the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

1

“Copyright Security Agreement” means the Copyright Security Agreement substantially in the form of Exhibit II.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including, in the case of any Grantor, registrations, supplemental registrations and pending applications for registration in the United States Copyright Office set forth next to its name on Schedule III.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“Grantors” means (a) the Issuer, (b) each other Subsidiary identified on Schedule I and (c) each Subsidiary that becomes a party to this Agreement as a Grantor after the Issue Date.

“Information Certificate” means the Information Certificate dated the Issue Date delivered to the Notes Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time (including as supplemented by any Information Certificate delivered pursuant to Section 5.14).

“Intellectual Property” means, with respect to any Person, all intellectual and similar property of every kind and nature now owned or hereafter acquired by any such Person, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases.

“Issue Date” means January 15, 2021.

“Issuer” has the meaning assigned to such term in the Preamble hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Person is a party, including those material exclusive Copyright Licenses under which any Grantor is a licensee listed on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Notes Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Article 9 Collateral is governed by the Uniform Commercial Code or similar law as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Notes Documents” means the Indenture, the Notes, the Subsidiary Guarantees, the Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing any substitute facility.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, and all rights of any such Person under any such agreement.

2

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit III.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States, all registrations thereof and all applications for letters patent of the United States, including registrations and pending applications in the United States Patent and Trademark Office, including, in the case of any Grantor, those filed in connection therewith in the United States Patent and Trademark Office listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Notes Obligations” means all principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable and other Obligations under or in respect of the Notes (including all Additional Notes), the Indenture, the Subsidiary Guarantees and the Security Documents.

“Secured Parties” means the Holders of the Notes, the Trustee and the Notes Collateral Agent.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Supplement” means an instrument in the form of Exhibit I hereto or any other form approved by the Notes Collateral Agent or, so long as the First Lien Intercreditor Agreement is outstanding, approved by the Controlling Collateral Agent.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademark Security Agreement” means the Trademark Security Agreement in the form of Exhibit IV.

3

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including, in the case of any Grantor, any registrations and applications filed in connection therewith in the United States Patent and Trademark Office set forth next to its name on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Pledge of Securities

SECTION 2.01      Pledge. As security for the payment or performance, as the case may be, in full of all Secured Notes Obligations, each Grantor hereby assigns and pledges to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties and hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in the Pledged Collateral. “Pledged Collateral” shall mean the collective reference to the following: all of such Grantor’s right, title and interest in, to and under (a)(i) the shares of capital stock and other Equity Interests owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II-A, (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates (if any) representing all such Equity Interests (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Assets or the Equity Interests of Immaterial Subsidiaries that are not Grantors (the Equity Interests excluded pursuant to this proviso being referred to as the “Excluded Equity Interests”); (b)(i) the debt securities owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II-B, (ii) any debt securities in the future issued to or otherwise acquired by such Grantor and (iii) the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Notes Collateral Agent pursuant to the terms of this Section 2.01 and Section 2.02; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing. Notwithstanding the foregoing, Pledged Collateral shall not include Excluded Assets of any kind.

SECTION 2.02      Delivery of the Pledged Collateral.

(a)            Each Grantor agrees to deliver or cause to be delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) any and all Pledged Securities (i) on or prior to the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 60 days (or while the First Lien Intercreditor Agreement is outstanding, such later date as the Controlling Collateral Agent agrees in its reasonable discretion)) after the acquisition thereof, in the case of any such Pledged Securities acquired by such Grantor after the date hereof.

4

(b)            As promptly as practicable, and in any event within 30 days after the Issue Date, or so long as the First Lien Intercreditor Agreement is outstanding, such longer time as may be agreed to by the Controlling Collateral Agent in its reasonable discretion in the case of any such Indebtedness owed to such Grantor on the date hereof, each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by the Issuer or any Subsidiary in a principal amount of $15,000,000 or more to be evidenced by a duly executed promissory note (including, if such security interest can be perfected therein, a grid note) that is pledged and delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent) pursuant to the terms hereof.

(c)            Upon delivery to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), (i) any certificate or promissory note representing Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II-A or Schedule II-B, as applicable, and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

SECTION 2.03      Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Notes Collateral Agent, for the benefit of the Secured Parties, that:

(a)            as of the Issue Date, (i) Schedule II-A sets forth a true and complete list, with respect to each Grantor, of all the Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) Schedule II-B sets forth a true and complete list, with respect to each Grantor, of all the Pledged Debt Securities owned by such Grantor;

(b)            the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than the Issuer or any Subsidiary, are made to the knowledge of the Grantors;

(c)            except for the security interests granted hereunder and under any other Security Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Equity Interests indicated on Schedule II-A as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 4.07 of the Indenture and transfers made in compliance with the Indenture, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens not prohibited by Section 4.07 of the Indenture and transfers made in compliance with the Indenture, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Security Documents and Liens not prohibited by Section 4.07 of the Indenture), however arising, of all Persons whomsoever;

5

(d)            except for restrictions and limitations imposed by the Notes Documents or securities laws generally, the Pledged Equity Interests and, to the extent issued by the Issuer or any Subsidiary, the Pledged Debt Securities are and will continue to be freely transferable and assignable, and none of the Pledged Equity Interests and, to the extent issued by the Issuer or any Subsidiary, the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Notes Collateral Agent of rights and remedies hereunder;

(e)            each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and

(f)            by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent (acting as gratuitous bailee for perfection)) in accordance with this Agreement, the Notes Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Notes Obligations.

SECTION 2.04      [Reserved].

SECTION 2.05      Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, subject to the terms of the First Lien Intercreditor Agreement, the Notes Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Notes Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. If an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, the Notes Collateral Agent shall, subject to the terms of the First Lien Intercreditor Agreement, at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 2.06      Voting Rights; Dividends and Interest.

(a)            Subject to the terms of the First Lien Intercreditor Agreement, unless and until an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors that their rights under this Section 2.06 are being suspended:

(i)             each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Equity Interests or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Notes Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Equity Interests or the rights and remedies of any of the Notes Collateral Agent or the other Secured Parties under this Agreement or any other Notes Document or the ability of the Secured Parties to exercise the same;

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(ii)            the Notes Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06; and

(iii)           each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Equity Interests to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Equity Interests or received in exchange for Pledged Equity Interests or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Notes Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Notes Collateral Agent in the same form as so received (with all necessary endorsements, stock or note powers and other instruments of transfer).

(b)            Subject to the terms of the First Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after the Notes Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Notes Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Notes Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Notes Collateral Agent upon demand in the same form as so received (with all necessary endorsements, stock or note powers and other instruments of transfer). Any and all money and other property paid over to or received by the Notes Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Notes Collateral Agent in an account to be established by the Notes Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Issuer has delivered to the Notes Collateral Agent an Officers’ Certificate to that effect, the Notes Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

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(c)            Subject to the terms of the First Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, after the Notes Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.06, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Notes Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless the Notes Collateral Agent is otherwise directed in accordance with the provisions of the Indenture, the Notes Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Issuer has delivered to the Notes Collateral Agent an Officers’ Certificate to that effect, all rights vested in the Notes Collateral Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06.

(d)            Any notice given by the Notes Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Notes Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Notes Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01      Security Interest.

(a)            As security for the payment or performance, as the case may be, in full of the Secured Notes Obligations, each Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(I)            all Accounts;

(II)           all Chattel Paper;

(III)          all Cash and Deposit Accounts;

(IV)          all Documents;

(V)           all Equipment;

(VI)          all General Intangibles, including all Intellectual Property;

(VII)        all Instruments;

(VIII)       all Inventory;

(IX)         all other Goods and Fixtures;

(X)           all Investment Property;

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(XI)         all Letter-of-Credit Rights;

(XII)        all Commercial Tort Claims specifically described on Schedule IV hereto, as such schedule may be supplemented from time to time pursuant to Section 3.04(c);

(XIII)       all books and records pertaining to the Article 9 Collateral; and

(XIV)       to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Security Interest attach to (A) any Excluded Assets and (B) the Excluded Equity Interests (it being understood that, to the extent the Security Interest shall not have attached to any such asset as a result of clauses (A) and (B) above, the term “Article 9 Collateral” shall not include any such asset).

(b)            Each Grantor hereby irrevocably authorizes the Notes Collateral Agent (but the Notes Collateral Agent shall have no obligation to make such filing) at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto, including continuations, that (i) describe the collateral covered thereby in any manner that the Notes Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, if applicable, and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to prepare and file or cause to be filed, at its own expense, any financing statements, amendments to financing statements, continuation statements or any other documents or instruments (including in respect of Intellectual Property described in clause (c) below) in each governmental, municipal or other office as is necessary to perfect or maintain the perfection of the Notes Collateral Agent’s security interest in the Collateral and to deliver to the Notes Collateral Agent a file stamped copy of each such financing statement, amendment thereto, continuation statement or other document or instrument in connection with this Agreement or any other Security Documents.

(c)            The Notes Collateral Agent is further authorized to file (but the Notes Collateral Agent shall have no obligation to make such filing) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Notes Collateral Agent as secured party. No Grantor shall be required to complete any filings or other action with respect to the perfection of the Security Interests created hereby in any Intellectual Property subsisting in any jurisdiction outside of the United States.

(d)            The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Notes Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

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SECTION 3.02      Representations and Warranties. The Grantors jointly and severally represent and warrant to the Notes Collateral Agent, for the benefit of the Secured Parties, that:

(a)            Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Notes Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)            The Information Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Issue Date (except that the information therein with respect to the exact legal name of each Grantor shall be true and correct in all respects). The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by each Grantor based upon the information provided to the Notes Collateral Agent in the Information Certificate for filing by such Grantor in each governmental, municipal or other office specified in Schedule 2 to the Information Certificate (or specified by notice from the Issuer to the Notes Collateral Agent after the Issue Date in the case of filings, recordings or registrations required by Section 4.17 of the Indenture) are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof). The Grantors represent and warrant that one or more fully executed Patent Security Agreement(s), Trademark Security Agreement(s) and Copyright Security Agreement(s), in each case containing a description of the Article 9 Collateral consisting of United States registered Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been prepared for recording (and will be recorded or caused to be recorded by the Grantors) with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of United States registered and applied for Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof).

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(c)            The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Notes Obligations, (ii) subject to the filings described in paragraph (b) of this Section 3.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to the filings described in paragraph (b) of this Section 3.02, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period after the date hereof pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period after the date hereof pursuant to 17 U.S.C. § 205.

(d)            Subject to the terms of the First Lien Intercreditor Agreement, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens not prohibited by Section 4.07 of the Indenture. The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens not prohibited by Section 4.07 of the Indenture. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens not prohibited by Section 4.07 of the Indenture.

SECTION 3.03      Covenants.

(a)            Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business, and to defend the Security Interest of the Notes Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 4.07 of the Indenture, subject to the rights of such Grantor under Section 12.02 of the Indenture and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.

(b)            Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as may from time to time be necessary or as the Notes Collateral Agent may reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith; provided that the Notes Collateral Agent shall have no obligation to make any such request. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note (which may be a global note) or other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $15,000,000 owed to the applicable Grantor by any Person), such note or instrument shall be promptly (but in any event within 60 days of receipt by such Grantor (or while the First Lien Intercreditor Agreement is outstanding, such longer period as the Controlling Collateral Agent may agree in its reasonable discretion)) pledged and delivered to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank.

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(c)            In the event that any such Grantor, whether by acquisition, assignment, filing or otherwise, creates or acquires any right in Intellectual Property (including, without limitation, continuation-in-part patent applications) after the date hereof (collectively, the “After-Acquired Intellectual Property”), such After-Acquired Intellectual Property shall automatically be included as part of the Collateral and shall be subject to the terms and conditions of this Agreement. The Issuer will furnish to the Notes Collateral Agent, no later than (i) 95 days after the end of the Issuer’s fiscal year, beginning with the year ended December 31, 2020 or (ii) 50 days after the end of each of the Issuer’s fiscal quarters, beginning with the quarter ended December 31, 2020, an updated Schedule III identifying the After-Acquired Intellectual Property that is (x) owned by such Grantor or is a material exclusive Copyright License to such Grantor in which the Copyright registration number appears in the License (a “Recordable License”) and (y) issued by, registered with or filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, acquired during such fiscal quarter; and (ii) each applicable Grantor shall promptly after delivery of such updated Schedule III, execute and file, or cause to be filed, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, supplements to Exhibits II, III or IV, as applicable, to record the grant of the security interest hereunder in such After-Acquired Intellectual Property. As soon as practicable upon each such filing and recording, such Grantor shall deliver to the Notes Collateral Agent true and correct copies of the relevant documents, instruments and receipts evidencing such filing and recording.

(d)            Subject to the terms of the First Lien Intercreditor Agreement, if an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, at its option, the Notes Collateral Agent may but shall have no obligation to discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 4.07 of the Indenture, and may but shall have no obligation to pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture, this Agreement or any other Notes Document and within a reasonable period of time after the Notes Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Notes Collateral Agent, within 10 days after demand, for any reasonable payment made or any reasonable expense incurred by the Notes Collateral Agent pursuant to the foregoing authorization; provided that nothing in this clause (d) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Notes Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Notes Documents.

(e)            Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Notes Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(f)             It is understood that no Grantor shall be required by this Agreement to perfect the security interests created hereunder by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) in respect of registered Intellectual Property owned by the Grantor (provided that, with respect to Licenses, such filings shall be limited to Recordable Licenses) and (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Pledged Securities, Instruments, Certificated Securities or Negotiable Instruments, delivery thereof to the Notes Collateral Agent, and while the First Lien Intercreditor Agreement is in effect, the Controlling Collateral Agent, in accordance with the terms hereof (together with, where applicable, undated stock or note powers or other undated proper instruments of assignment). No Grantor shall be required to (i) complete or effect any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States or (ii) deliver control agreements with respect to, or confer perfection by “control” over, any Deposit Accounts and other bank or securities or commodities accounts or any other assets requiring perfection by control agreements.

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(g)            Each Grantor irrevocably makes, constitutes and appoints the Notes Collateral Agent (and all officers, employees or agents designated by the Notes Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, subject to the terms of the First Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after notice to the Issuer of its intent to exercise such rights, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Notes Collateral Agent may (but shall in no event be required to), without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Notes Collateral Agent reasonably deems advisable. All sums disbursed by the Notes Collateral Agent in connection with this paragraph (g), including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Notes Collateral Agent and shall be additional Secured Notes Obligations secured hereby.

SECTION 3.04              Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Notes Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)            Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral (other than Instruments with a face amount of less than $15,000,000 and other than checks to be deposited in the ordinary course of business), such Grantor shall promptly (but in any event within 60 days of receipt by such Grantor or, while the First Lien Intercreditor Agreement is in effect, such longer period as the Controlling Collateral Agent may agree in its reasonable discretion) endorse, assign and deliver the same to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), accompanied by such undated instruments of transfer or assignment duly executed in blank.

(b)            Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Notes Collateral Agent (or, while the First Lien Intercreditor Agreement is outstanding, the Controlling Collateral Agent), accompanied by such undated instruments of transfer or assignment duly executed in blank.

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(c)            Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $15,000,000, such Grantor shall promptly notify the Notes Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule IV shall be deemed to be supplemented to include such description of such commercial tort claim as set forth in such writing.

(d)            Limitations on Perfection. Notwithstanding anything herein to the contrary, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

SECTION 3.05             Covenants Regarding Patent, Trademark and Copyright Collateral.

(a)            Except to the extent failure so to act could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Indenture, with respect to registrations or pending applications of each item of its owned United States Intellectual Property, each Grantor agrees (i) to maintain the validity and enforceability of any registered owned United States Intellectual Property (or applications therefor) and to maintain such registrations and applications of such Intellectual Property in full force and effect and (ii) to pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application, now or hereafter included in the owned Intellectual Property of such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the United States Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b)            Except as could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Indenture, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its owned United States Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c)            Except where failure to do so could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Indenture, each Grantor shall take all steps to preserve and protect each item of its owned United States Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(d)            Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted in accordance with the provisions of the Indenture.

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SECTION 3.06               Information Regarding Collateral. Each Grantor will (a) furnish to the Notes Collateral Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Controlling Collateral Agent while the First Lien Intercreditor Agreement is in effect) written notice of any change (i) in any Grantor’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Grantor or in the form of its organization, and (b) take all actions, including all filings within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent, for the benefit of the Secured Parties to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the priority described herein.

ARTICLE IV

Remedies

SECTION 4.01              Remedies upon Default. Subject to the terms of the First Lien Intercreditor Agreement, if an Event of Default shall have occurred and is continuing and the Notes Collateral Agent shall have notified the Grantors of its intent to exercise such rights, each Grantor agrees to deliver, on demand, each item of Collateral to the Notes Collateral Agent or any Person designated by the Notes Collateral Agent, and it is agreed that the Notes Collateral Agent shall have the right to take any or all of the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Notes Collateral Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Notes Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without demand for performance but with notice (which need not be prior notice), to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Notes Collateral Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Notes Collateral Agent shall deem appropriate. The Notes Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Notes Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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Subject to the terms of the First Lien Intercreditor Agreement, the Notes Collateral Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Notes Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Notes Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Notes Collateral Agent may (in its sole and absolute discretion) determine. The Notes Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Notes Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Notes Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Notes Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Notes Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Notes Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Notes Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Notes Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02              Application of Proceeds. Subject to the terms of the First Lien Intercreditor Agreement, the Notes Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Notes Collateral Agent and the Trustee in connection with such collection or sale or otherwise in connection with this Agreement, any other Notes Document or any of the Secured Notes Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Notes Collateral Agent hereunder or under any other Notes Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Notes Document;

SECOND, to the payment in full of the Secured Notes Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Notes Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Notes Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Notes Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03              Grant of License to Use Intellectual Property. Solely for the purpose of enabling the Notes Collateral Agent to exercise rights and remedies under this Agreement and to the extent any Article 9 Collateral consisting of Intellectual Property has not been assigned, transferred or conveyed pursuant to Section 4.01, and in accordance with the First Lien Intercreditor Agreement, each Grantor, solely during the continuance of an Event of Default, grants to the Notes Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (in each case subject to any Grantor’s reasonable security policies and obligations of confidentiality as previously disclosed to the Notes Collateral Agent) to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any Requirements of Law; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Notes Collateral Agent may only be exercised, at the option of the Notes Collateral Agent, during the continuation of an Event of Default; provided, further, that any license, sublicense or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 4.04              Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Notes Collateral Agent if the Notes Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Notes Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Notes Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Notes Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Notes Collateral Agent has determined that such a registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Notes Collateral Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Notes Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Notes Collateral Agent sells.

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ARTICLE V

Miscellaneous

SECTION 5.01              Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.02 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Issuer as provided in Section 13.02 of the Indenture.

SECTION 5.02              Waivers; Amendment.

(a)            No failure or delay by the Notes Collateral Agent or any Holder in exercising any right or power hereunder or under any other Notes Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the other Secured Parties hereunder and under the other Notes Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Notes Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article 9 of the Indenture.

SECTION 5.03              Notes Collateral Agent’s Fees and Expenses; Indemnification.

(a)            Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Notes Collateral Agent for its fees and expenses incurred hereunder (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Notes Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement, in each case, as provided for in Section 7.07 of the Indenture.

(b)           Each Grantor, jointly with the other Grantors and severally, agrees to indemnify the Notes Collateral Agent and its Related Persons as provided in Section 12.08(c) of the Indenture.

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(c)            To the fullest extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim against the Notes Collateral Agent (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided that such indemnity shall not, as to the Notes Collateral Agent, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Notes Collateral Agent, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Notes Document or any agreement or instrument contemplated thereby, the Transactions, or the use of the proceeds thereof.

(d)           The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Notes Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Notes Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Notes Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section 5.03 shall be payable not later than 10 Business Days after written demand therefor; provided, however, that the Notes Collateral Agent shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that the Notes Collateral Agent was not entitled to indemnification with respect to such payment pursuant to this Section 5.03. Any such amounts payable as provided hereunder shall be additional Secured Notes Obligations.

SECTION 5.04              Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Notes Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05              Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in this Agreement or any other Notes Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Notes Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Notes Collateral Agent or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty under any Notes Document, and shall continue in full force and effect until such time as all of the Secured Notes Obligations (excluding contingent obligations not yet due) have been paid in full in cash.

SECTION 5.06              Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Notes Collateral Agent and a counterpart hereof shall have been executed on behalf of the Notes Collateral Agent, and thereafter shall be binding upon such Grantor and the Notes Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Notes Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Indenture. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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SECTION 5.07              Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

SECTION 5.08              [Reserved].

SECTION 5.09              Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent.

(a)            This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Notes Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its respective properties in the courts of any jurisdiction.

(c)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 5.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)            Each Grantor hereby irrevocably designates, appoints and empowers the Issuer as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

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SECTION 5.10              WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11              Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12              Security Interest Absolute. All rights of the Notes Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Notes Document, any agreement with respect to any of the Secured Notes Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Notes Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Notes Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Secured Notes Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Notes Obligations or this Agreement.

SECTION 5.13              Termination or Release.

(a)            This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all the Secured Notes Obligations (other than contingent obligations not yet due) have been paid in full in cash.

(b)            The Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 12.02 of the Indenture. A Subsidiary shall also be released from its obligations under this Agreement at the time or times and in the manner set forth in Section 12.02 of the Indenture.

(c)            In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 5.13, the Notes Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Notes Collateral Agent pursuant to this Section 5.13 shall be without recourse to or warranty by the Notes Collateral Agent.

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SECTION 5.14              Additional Grantors. Pursuant to the Indenture, additional Subsidiaries may or may be required to become Grantors after the date hereof. Upon execution and delivery by the Notes Collateral Agent and such Subsidiary of the Issuer of a Supplement (which shall be accompanied by an Information Certificate duly executed by such Subsidiary), any such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

SECTION 5.15              Notes Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Notes Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Notes Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Notes Collateral Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and notice by the Notes Collateral Agent to the Issuer of its intent to exercise such rights, with full power of substitution either in the Notes Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Notes Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Notes Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Notes Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Notes Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Notes Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 5.16              Intercreditor Agreements Govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Notes Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Notes Collateral Agent hereunder are subject to the provisions of any applicable Intercreditor Agreement. In the event of any conflict between the terms of any applicable Intercreditor Agreements and this Agreement, the terms of such Intercreditor Agreement shall govern. So long as the First Lien Intercreditor Agreement is outstanding, the requirement of this Agreement to deliver Collateral to the Notes Collateral Agent (or any representation or warranty having the effect of requiring the same) shall be deemed satisfied (or any such representation or warranty shall be deemed true by delivery of such Collateral to the Controlling Collateral Agent as bailee of, and behalf of, the Notes Collateral Agent pursuant to the First Lien Intercreditor Agreement).

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMC ENTERTAINMENT HOLDINGS, INC.

By:
Name: Sean D. Goodman
Title: Executive Vice President and
Chief Financial Officer

AMC ITD, LLC
AMC License Services, LLC
American Multi-Cinema, Inc.

By:
Name: Sean D. Goodman
Title: Chief Financial Officer

AMC Card Processing Services, Inc.

By:
Name: Sean D. Goodman
Title: President and Chief Financial Officer

Signature Page to Security Agreement
(15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026)

U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent

By:
Name: Donald T. Hurrelbrink
Title: Vice President

Signature Page to Security Agreement
(15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026)

Schedule I to the
Security Agreement

Grantors

Grantor	Jurisdiction of Formation
AMC Entertainment Holdings, Inc.	DE
American Multi-Cinema, Inc.	MO
AMC License Services, LLC	KS
AMC ITD, LLC	KS
AMC Card Processing Services, Inc.	AZ

Schedule I

Schedule II-A to the
Security Agreement

Pledged Equity Interests

(A)            Stock Certificates to be Delivered

Grantor	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership	Percentage Pledged
AMC Entertainment Holdings, Inc.	American Multi-Cinema, Inc.	12	8,800,000 Common	100%	100%
American Multi-Cinema, Inc.	AMC Card Processing Services, Inc.	0001	1,000 Common	100%	100%
American Multi-Cinema, Inc.	Club Cinema of Mazza, Inc.	0002	100 Common	100%	100%

(B)            Other Equity Interests

Grantor	Issuer	Number of Equity Interests Owned	Percentage of Ownership	Percentage of Equity Interests Pledged
American Multi-Cinema, Inc.	AMC License Services, LLC	N/A	100%	100%
AMC License Services, LLC	AMC ITD, LLC	N/A	100%	100%
American Multi-Cinema, Inc.	AMC Theatres of UK Limited	11 Ordinary	100%	0%
American Multi-Cinema, Inc.	Centertainment Development, Inc.	1,000 Common	100%	0%
American Multi-Cinema, Inc.	Loews Kaplan Cinema Associates Partnership	N/A	50%	0%
American Multi-Cinema, Inc.	AC JV, LLC	N/A	32%	0%
American Multi-Cinema, Inc.	AMC Interchange Ventures ULC	100 Common	100%	65%
American Multi-Cinema, Inc.	AMC Concessionaire Services of Florida, LLC	N/A	100%	100%
American Multi-Cinema, Inc.	AMC of Maryland, LLC	N/A	100%	100%
American Multi-Cinema, Inc.	Digital Cinema Implementation Partners, LLC	5666.67 Units	33.3%	0%

Schedule II-A-1

Grantor	Issuer	Number of Equity Interests Owned	Percentage of Ownership	Percentage of Equity Interests Pledged
American Multi-Cinema, Inc.	AMC EMEA Holdings, LLC	N/A	100%	100%
American Multi-Cinema, Inc.	Atom Tickets LLC	N/A	100%	100%
American Multi-Cinema, Inc.	DCDC, LLC	N/A	14.67%	0%
American Multi-Cinema, Inc.	Diginext, LLC	N/A	50%	0%
American Multi-Cinema, Inc.	National Cine-Media LLC	N/A	100%	100%
American Multi-Cinema, Inc.	Seth Childs 12 of Kansas, L.L.C.	N/A	100%	100%
American Multi-Cinema, Inc.	Shawnee Theatres LLC	N/A	50%	0%
American Multi-Cinema, Inc.	SV Holdco LLC	N/A	18.4%	0%
AMC License Services	Sundance Cinemas, LLC	N/A	100%	100%
American Multi-Cinema, Inc.	Carmike Concessions LLC	N/A	100%	100%

Schedule II-A-2

Schedule II-B to the
Security Agreement

Pledged Debt Securities

1.	Intercompany Note, dated April 22, 2019, by the Issuer and its Subsidiaries party thereto.

2.	Intercompany Note, dated September 17, 2019, between Odeon and UCI Cinemas Holding Limited and American Multi-Cinema, Inc., for £300,000,000.

Schedule II-B

Schedule III to the
Security Agreement

Copyrights and Copyright Applications

Owner	Title	Registration Number	Date Registered/ Date Recorded
American Multi-Cinema, Inc.	Alamo ... The Price of Freedom; theatrical motion picture	PAu001118705	3/28/1988
American Multi-Cinema, Inc.	AMC Entertainment	VA0001671775	9/17/2008
American Multi-Cinema, Inc.	AMC theatre operations manual	TXu000148322	1/16/1984
American Multi-Cinema, Inc.	ATOM	TX0005406198	7/03/2001
American Multi-Cinema, Inc.	Box office competency exam	TXu000148321	1/16/1984
American Multi-Cinema, Inc.	Box office employee training handbook	TX0001267630	1/17/1984
American Multi-Cinema, Inc.	Box office trainer’s notebook	TX0001267634	1/17/1984
American Multi-Cinema, Inc.	Carmike 3	PA0000308113	10/15/1986
American Multi-Cinema, Inc.	Concession competency exam	TXu000148319	1/16/1984
American Multi-Cinema, Inc.	Concession employee training handbook	TX0001267626	1/17/1984
American Multi-Cinema, Inc.	Concession trainer’s notebook	TX0001267631	1/17/1984
AMC Entertainment Holdings, Inc.	Film booking system : user’s manual	TX0002267291	2/29/1988
American Multi-Cinema, Inc.	Manager handbook	TXu000989585	3/02/2001
American Multi-Cinema, Inc.	Muvico artword	VAu000478220	9/10/1999
American Multi-Cinema, Inc.	Orientation employee training handbook	TX0001267628	1/17/1984
American Multi-Cinema, Inc.	Orientation trainer’s notebook	TX0001267635	1/17/1984
American Multi-Cinema, Inc.	TDS box office competency exam	TXu000148318	1/16/1984
American Multi-Cinema, Inc.	TDS box office employee training handbook	TX0001267627	1/17/1984
American Multi-Cinema, Inc.	TDS trainer’s notebook	TX0001267633	1/17/1984

Schedule III-1

Owner	Title	Registration Number	Date Registered/ Date Recorded
American Multi-Cinema, Inc.	Usher competency exam	TXu000148320	1/16/1984
American Multi-Cinema, Inc.	Usher employee training handbook	TX0001267629	1/17/1984
American Multi- Cinema, Inc.	Usher trainer’s notebook	TX0001267632	1/17/1984
American Multi-Cinema, Inc. (as successor in interest to Plitt Theatres, Inc.)	Chicago Theatre, where memories are made	VA0000111194	5/28/1982

Schedule III-2

Schedule III to the
Security Agreement

Material Exclusive Copyright Licenses

None.

Schedule III-3

Schedule III to the
Security Agreement

Patents and Patent Applications

None.

Schedule III-4

Schedule III to the
Security Agreement

Trademarks and Trademark Applications

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
A.M.CINEMA	US	78/861,522	3,206,209	41	Registered	American Multi-Cinema, Inc.
AMC	US	73/618,440	1,435,012	41	Registered	American Multi-Cinema, Inc.
AMC & Design	US	85/621,411	4,522,543	35 41 42	Registered	American Multi-Cinema, Inc.
AMC & Design	US	75/736,782	2,357,423	42 41	Registered	American Multi-Cinema, Inc.
AMC AMAZING	US	85/621,391	4,518,331	35 41 42	Registered	American Multi-Cinema, Inc.
AMC AMAZING & Design	US	85/621,428	4,556,450	35 41	Registered	American Multi-Cinema, Inc.
AMC AMAZING (horizontal logo)	US	85/621,446	4,522,544	35 41 42	Registered	American Multi-Cinema, Inc.
AMC CINEMA SUITES	US	77/274,144	3,722,886	41	Registered	American Multi-Cinema, Inc.
AMC CLASSIC	US	87/192,609	5,252,476	35 41	Registered	American Multi-Cinema, Inc.
AMC CLASSIC & Design (Horizontal)	US	87/445,534	5,489,671	35 41	Registered	American Multi-Cinema, Inc.
AMC CLASSIC & Design (Vertical)	US	87/445,531	5,489,670	35 41	Registered	American Multi-Cinema, Inc.
AMC DINE-IN & Design (Horizontal)	US	87/348,882	5,449,715	41 43	Registered	American Multi-Cinema, Inc.
AMC DINE-IN & Design (Vertical)	US	87/348,880	5,449,714	41 43	Registered	American Multi-Cinema, Inc.

Schedule III-5

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
AMC DINE-IN THEATRES	US	85/149,310	4,043,213	41 43	Registered	American Multi-Cinema, Inc.
AMC ENTERTAINMENT	US	74/529,506	1,987,521	41	Registered	American Multi-Cinema, Inc.
AMC ENTERTAINMENT & DESIGN	US	77/345,843	3,471,577	41	Registered	American Multi-Cinema, Inc.
AMC I & Design	US	77/918,657	3,858,316	41	Registered	American Multi-Cinema, Inc.
AMC INDEPENDENT	US	77/903,814	3,858,287	41	Registered	American Multi-Cinema, Inc.
AMC INDEPENDENT & Design	US	77/918,651	3,858,315	41	Registered	American Multi-Cinema, Inc.
AMC PRIME	US	86/060,521	4,545,272	41	Registered	American Multi-Cinema, Inc.
AMC PRIME FEEL EVERY WOW	US	86/135,203	4,517,894	41	Registered	American Multi-Cinema, Inc.
AMC SENSORY FRIENDLY FILMS	US	77/734,895	3,721,907	41	Registered	American Multi-Cinema, Inc.
AMC STUBS	US	85/116,449	4,347,105	42 45	Registered	American Multi-Cinema, Inc.
AMC STUBS	US	85/116,352	4,003,853	35	Registered	American Multi-Cinema, Inc.
AMC STUBS A-LIST	US	87/833,744	5,667,522	35 42 45	Registered	American Multi-Cinema, Inc.
AMC STUBS A-LIST & Design	US	87/833,745	5,667,523	35 42 45	Registered	American Multi-Cinema, Inc.
AMC STUBS & Design	US	86/966,505	5,168,166	35 42 45	Registered	American Multi-Cinema, Inc.

Schedule III-6

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
AMC STUBS PREMIERE & DESIGN (New)	US	87/311,515	5,289,702	35 42 45	Registered	American Multi-Cinema, Inc.
AMC THEATRES	US	78/234,454	2,805,097	30 32 35 41	Registered	American Multi-Cinema, Inc.
AMC THEATRES & DESIGN	US	78/234,458	2,805,098	30 32 35 41	Registered	American Multi-Cinema, Inc.
AMERICA’S MOST BEAUTIFUL MOVIE THEATER	US	75/716,722	2,388,889	41	Registered	American Multi-Cinema, Inc.
AUTOMATED BOX OFFICE	US	78/228,122	2,849,944	41	Registered	American Multi-Cinema, Inc.
C & Design	US	74/184,696	1,702,214	41	Registered	American Multi-Cinema, Inc.
CARMIKE CINEMAS	US	73/635,210	1,450,101	41	Registered	American Multi-Cinema, Inc.
CARMIKE CINEMAS & Design	US	74/184,695	1,702,213	41	Registered	American Multi-Cinema, Inc.
CINEMA SUITES	US	77/274,117	3,545,919	41 43	Registered	American Multi-Cinema, Inc.
CINEPLEX	US	73/274,029	1,252,479	41	Registered	American Multi-Cinema, Inc.
CLICK YOUR SEAT	US	76/073,226	2,942,332	41	Registered	American Multi-Cinema, Inc.
CLIP	US	74/396,543	1,831,623	41	Registered	American Multi-Cinema, Inc.
DESIGN (cinema suites)	US	77/504,758	3,640,993	41 43	Registered	American Multi-Cinema, Inc.

Schedule III-7

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
Design (Film Clip Figure)	US	78/096,904	2,615,587	41	Registered	American Multi-Cinema, Inc.
DESIGN (FORK & SCREEN)	US	77/504,759	3,640,994	41 43	Registered	American Multi-Cinema, Inc.
DESIGN (MACGUFFINS)	US	77/504,761	3,640,995	43	Registered	American Multi-Cinema, Inc.
DESIGN (spotlight)	US	75/459,006	2,246,058	41	Registered	American Multi-Cinema, Inc.
EMPIRE	US	78/311,391	3,096,366	41	Registered	American Multi-Cinema, Inc.
ENJOY THE SHOW	US	76/565,621	2,991,151	41	Registered	American Multi-Cinema, Inc.
EXPERIENCE THE DIFFERENCE	US	78/975,132	2,789,922	41	Registered	American Multi-Cinema, Inc.
FEEL EVERY WOW	US	86/135,232	4,514,809	41	Registered	American Multi-Cinema, Inc.
FORK & SCREEN	US	77/274,074	3,506,246	41 43	Registered	American Multi-Cinema, Inc.
FORK & SCREEN. MOVIES. MENUS. MORE.	US	77/274,097	3,506,248	41 43	Registered	American Multi-Cinema, Inc.
FROOTI FACTS	US	77/250,502	3,459,849	16	Registered	American Multi-Cinema, Inc.
HOLLYWOOD CONNECTION	US	75/145,603	2,126,330	41	Registered	American Multi-Cinema, Inc.
IDX	US	85/043,937	3,986,985	41	Registered	American Multi-Cinema, Inc.

Schedule III-8

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
KIDSPACK & Design	US	77/020,609	3,371,408	16	Registered	American Multi-Cinema, Inc.
LOEWS	US	76/565,006	2,993,718	41	Registered	American Multi-Cinema, Inc.
LOEWS CINEPLEX (and design)	US	75/693,539	2,349,929	41	Registered	American Multi-Cinema, Inc.
LOEWS CINEPLEX THEATRES	US	75/550,556	2,328,348	41	Registered	American Multi-Cinema, Inc.
LOVESEAT	US	78/349,447	2,959,582	41	Registered	American Multi-Cinema, Inc.
MACGUFFINS	US	77/274,132	3,731,888	43	Registered	American Multi-Cinema, Inc.
MOVIENACHOS	US	78/377,876	2,953,955	30	Registered	American Multi-Cinema, Inc.
MOVIENACHOS	US	86/061,591	4,514,545	30	Registered	American Multi-Cinema, Inc.
MOVIENACHOS & DESIGN	US	78/496,824	3,035,122	30	Registered	American Multi-Cinema, Inc.
MOVIENACHOS & DESIGN	US	86/061,611	4,646,819	30	Registered	American Multi-Cinema, Inc.
MOVIES. MENUS. MORE.	US	77/274,087	3,506,247	41 43	Registered	American Multi-Cinema, Inc.
MOVIEWATCHER	US	74/063,364	1,635,775	41	Registered	American Multi-Cinema, Inc.
MUVICO	US	76/616,299	3,033,814	41	Registered	American Multi-Cinema, Inc.
MUVICO THEATERS - THE WORLD’S PREMIER MOVIE EXPERIENCE	US	75/655,274	2,446,916	41	Registered	American Multi-Cinema, Inc.
PREMIER	US	75/934,735	2,767,154	41	Registered	American Multi-Cinema, Inc.
PRIME AT AMC	US	87/306,038	5,308,411	41	Registered	American Multi-Cinema, Inc.
PRIME AT AMC & Design	US	87/311,509	5,308,424	41	Registered	American Multi-Cinema, Inc.

Schedule III-9

MARK NAME	CTRY	APPL NO	REG NO	CLASS	STATUS	CURRENT OWNER
SHOW SNACKS	US	78/051,142	2,602,971	41	Registered	American Multi-Cinema, Inc.
SILENCE IS GOLDEN	US	74/203,558	1,737,200	41	Registered	American Multi-Cinema, Inc.
STAR THEATRES LOVE LAUGH LIVE LARGER THAN LIFE (and design)	US	76/565,619	2,980,523	41	Registered	American Multi-Cinema, Inc.
STARPLEX CINEMAS	US	85/019,329	3,886,164	41	Registered	American Multi-Cinema, Inc.
SUMMER MOVIE CAMP	US	87/458,562	5,440,100	41	Registered	American Multi-Cinema, Inc.
SUMMIT CINEMA CAFE	US	75/756,340	2,357,500	42	Registered	American Multi-Cinema, Inc.
WYNNSONG CINEMAS	US	78/179,380	2,756,369	41	Registered	American Multi-Cinema, Inc.
AMC ARTISAN FILMS	US	88/248,008	6,030,257	41	Registered	American Multi-Cinema, Inc.
BIG D	US	85/008,467	3,912,421	41	Registered	American Multi-Cinema, Inc.
BIG DDD DIGITAL EXPERIENCE	US	85/008,469	3,921,189	41	Registered	American Multi-Cinema, Inc.

Schedule III-10

Schedule III to the
Security Agreement

Commercial Tort Claims

None.

Schedule IV

Exhibit I to the
Security Agreement

SUPPLEMENT NO. [__] dated as of [__________] [__], 20[__] (this “Supplement”), to the Security Agreement, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the “Issuer”), the other GRANTORS from time to time party thereto and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).

A.            Reference is made to (a) the Indenture, dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified, the “Indenture”), among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, in its capacity as Trustee on behalf of the Holders of the Notes and Notes Collateral Agent, and (b) the Security Agreement.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Security Agreement, as applicable.

C.            Section 5.14 of the Security Agreement provides that additional Subsidiaries may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement as consideration for Notes previously issued pursuant to the Indenture.

Accordingly, the Notes Collateral Agent and the New Grantor agree as follows:

Section 1.       In accordance with Section 5.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Notes Obligations, does hereby create and grant to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and lien on all of the New Grantor’s right, title and interest in, to and under the Pledged Collateral and the Article 9 Collateral (as each such term is defined in the Security Agreement). Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2.       The New Grantor represents and warrants to the Notes Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

Section 3.       This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Grantor when a counterpart hereof executed on behalf of the New Grantor shall have been delivered to the Notes Collateral Agent and a counterpart hereof shall have been executed on behalf of the Notes Collateral Agent, and thereafter shall be binding upon the New Grantor and the Notes Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Grantor, the Notes Collateral Agent and the other Secured Parties and their respective successors and assigns, except that the New Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Security Agreement and the Indenture.

Exhibit I-1

Section 4.       The New Grantor hereby represents and warrants that, as of the date hereof, (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office, (b) Schedule II sets forth a true and complete list, with respect to the New Grantor, of (i) all the Equity Interests owned by the New Grantor in any Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Grantor and (ii) all the Pledged Debt Securities owned by the New Grantor and (c) Schedule III attached hereto sets forth (i) all of the New Grantor’s Patents constituting Article 9 Collateral, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent owned by the New Grantor, (ii) all of the New Grantor’s Trademarks constituting Article 9 Collateral, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark owned by the New Grantor, and (iii) all of the New Grantor’s Copyrights constituting Article 9 Collateral, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Grantor, and (d) Schedule IV attached hereto sets forth each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Grantor seeking damages in an amount of $15,000,000 or more.

Section 5.        Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6.      THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH and governed by THE LAW OF THE STATE OF NEW YORK.

Section 7.       Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

Section 8.       All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

Section 9.       The New Grantor agrees to reimburse the Notes Collateral Agent for its fees and expenses incurred hereunder and under the Security Agreement.

[Signature Pages Follow]

Exhibit I-2

IN WITNESS WHEREOF, the New Grantor and the Notes Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Exhibit I-3

Schedule I
to Supplement No. [__] to the
Security Agreement

Name	Jurisdiction of Formation	Chief Executive Office

Exhibit I-4

Schedule II
to Supplement No. [__] to the
Security Agreement

Pledged Equity Interests

Grantor	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership	Percentage Pledged

Pledged Debt Securities

Grantor	Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit I-5

Schedule III
to Supplement No. [__] to the
Security Agreement

Intellectual Property

Exhibit I-6

Schedule IV
to Supplement No. [__] to the
Security Agreement

Commercial Tort Claims

Exhibit I-7

Exhibit II to the
Security Agreement

COPYRIGHT SECURITY AGREEMENT dated as of [__________] [__], 20[__] (this “Agreement”), among [__________] (the “Grantor”) and U.S. Bank National Association, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).

Reference is made to (a) the Indenture, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as Trustee and Notes Collateral Agent, and (b) the Security Agreement, dated as of January 15, 2021 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Issuer, the other grantors from time to time party thereto and the Notes Collateral Agent.

The parties hereto agree as follows:

Section 1.      Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

Section 2.      Grant of Security Interest. As security for the payment or performance, as the case may be, in full of all Secured Notes Obligations, the Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under the Copyrights, including the registrations and applications thereof listed on Schedule I, and the exclusive Copyright Licenses under which such Grantor is a licensee, including the registrations and applications subject thereto listed on Schedule II (the “Copyright Collateral”).

Section 3.       Security Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Security Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 4.       Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Section 5.       Governing Law. THIS Agreement SHALL BE CONSTRUED IN ACCORDANCE WITH and governed by THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Exhibit II-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF Grantor]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Exhibit II-2

Schedule I
to Copyright Security Agreement

Copyrights and Copyright Applications

Exhibit II-3

Schedule II
to Copyright Security Agreement

Exclusive Copyright Licenses

Exhibit II-4

Exhibit III to the
Security Agreement

PATENT SECURITY AGREEMENT dated as of [__________] [__], 20[__] (this “Agreement”), among [__________] (the “Grantor”) and U.S. Bank National Association, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).

Reference is made to (a) the Indenture, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as Trustee and Notes Collateral Agent, and (b) the Security Agreement, dated as of January 15, 2021 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Issuer, the other grantors from time to time party thereto and the Notes Collateral Agent.

The parties hereto agree as follows:

Section 1.      Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

Section 2.       Grant of Security Interest. As security for the payment or performance, as the case may be, in full of all Secured Notes Obligations, the Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under the Patents, including the registrations and applications thereof listed on Schedule I (the “Patent Collateral”).

Section 3.      Security Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Security Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 4.       Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Section 5.       Governing Law. THIS Agreement SHALL BE CONSTRUED IN ACCORDANCE WITH and governed by THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Exhibit III-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF Grantor]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Exhibit III-2

Schedule I
to Patent Security Agreement

Patents and Patent Applications

Exhibit III-3

Exhibit IV to the
Security Agreement

TRADEMARK SECURITY AGREEMENT dated as of [__________] [__], 20[__] (this “Agreement”), among [__________] (the “Grantor”) and U.S. Bank National Association, as Collateral Agent (in such capacity and together with successors in such capacity, the “Notes Collateral Agent”).

Reference is made to (a) the Indenture, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as Trustee and Notes Collateral Agent, and (b) the Security Agreement, dated as of January 15, 2021 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Issuer, the other grantors from time to time party thereto and the Notes Collateral Agent.

The parties hereto agree as follows:

Section 1.      Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement or the Indenture, as applicable. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

Section 2.       Grant of Security Interest. As security for the payment or performance, as the case may be, in full of all Secured Notes Obligations, the Grantor hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the Grantor’s right, title and interest in, to and under the Trademarks, including the registrations and applications thereof listed on Schedule I (the “Trademark Collateral”).

Section 3.       Security Agreement. The Security Interest granted to the Notes Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Notes Collateral Agent pursuant to the Security Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Notes Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 4.       Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Section 5.       Governing Law. THIS Agreement SHALL BE CONSTRUED IN ACCORDANCE WITH and governed by THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Exhibit IV-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[NAME OF Grantor]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Exhibit IV-2

Schedule I
to Trademark Security Agreement

Trademarks and Trademark Applications

Exhibit IV-3